                                                                 EXHIBIT (b)(11)

================================================================================


                             REIMBURSEMENT AGREEMENT

                                     between

                LINDAL CEDAR HOMES, INC., a Delaware corporation

                                       and

          KEYBANK NATIONAL ASSOCIATION, a national banking association dated as of December 1, 2000


================================================================================

  WASHINGTON ECONOMIC DEVELOPMENT FINANCE AUTHORITY NONRECOURSE REVENUE BONDS,
   1997 (LINDAL CEDAR HOMES, INC. PROJECT), SERIES A-TAXABLE AND NONRECOURSE REVENUE BONDS, 1997 (LINDAL CEDAR HOMES, INC. PROJECT), SERIES B-TAX EXEMPT




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
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                                TABLE OF CONTENTS
                                                                                          Page

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01.      Definitions..............................................................1

                                   ARTICLE II
                          ISSUANCE OF LETTER OF CREDIT

SECTION 2.01.      Issuance of the Letter of Credit.........................................8
SECTION 2.02.      Termination of Letter of Credit; Alternate Letter of
                   Credit; Extension........................................................9
SECTION 2.03.      Increase or Reduction of Stated Amount and Reinstatement................10

                                   ARTICLE III
                      REIMBURSEMENT OBLIGATION AND INTEREST

SECTION 3.01.      Reimbursement Obligations...............................................10
SECTION 3.02.      Reimbursement...........................................................10
SECTION 3.03.      Manner, Method, Place and Time of Payment...............................11
SECTION 3.04.      Obligation to Pay Unconditional.........................................11
SECTION 3.05.      Evidence of Debt........................................................12

                                   ARTICLE IV
                                 OTHER PAYMENTS

SECTION 4.01.      Letter of Credit Issuance Fee...........................................12
SECTION 4.02.      Letter of Credit Annual Fee.............................................12
SECTION 4.03.      Other Fees..............................................................13
SECTION 4.04.      Increased Costs.........................................................13
SECTION 4.05.      Payment of Expenses and Fees; Applicability.............................14
SECTION 4.06.      Calculations; Default Interest; Compounded Interest.....................14

                                    ARTICLE V
                                   CONDITIONS

SECTION 5.01.      Conditions Precedent to Issuance of Letter of Credit....................15

                                   ARTICLE VI
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01.      Representations, Warranties and Covenants of Borrower...................18

                                   ARTICLE VII
                                FURTHER COVENANTS

SECTION 7.01.      Covenants...............................................................24
SECTION 7.02.      Conditions Precedent to Disbursements of Bond Proceeds..................33
SECTION 7.03.      Assignment/Miscellaneous................................................35


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

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

SECTION 8.01.      Events of Default; Acceleration and Remedies............................36

                                   ARTICLE IX
                                    SECURITY

SECTION 9.01.      Funds, Accounts and Security Agreement..................................38
SECTION 9.02.      Funding and Maintaining the Funds.......................................38
SECTION 9.03.      Interest of Bank and Owners of Bonds....................................39
SECTION 9.04.      Transfers and Other Liens...............................................39
SECTION 9.05.      Priority Of Payment; Application of Sums Upon Notice of
                   Default.................................................................39
SECTION 9.06.      Return of Funds.........................................................39

                                    ARTICLE X
                                  MISCELLANEOUS

SECTION 10.01.     Amendments, Etc.........................................................40
SECTION 10.02.     Notices, Etc............................................................40
SECTION 10.03.     No Waiver; Remedies.....................................................41
SECTION 10.04.     Accounting Terms........................................................41
SECTION 10.05.     Definitions.............................................................41
SECTION 10.06.     Security Costs, Expenses and Taxes......................................41
SECTION 10.07.     Binding Effect; Assignment..............................................41
SECTION 10.08.     Governing Law...........................................................41
SECTION 10.09.     Entire Agreement........................................................42
SECTION 10.10.     Jury Waiver.............................................................42
SECTION 10.11.     Securities Law..........................................................42
SECTION 10.12.     Subrogation.............................................................43
SECTION 10.13.     Survival of Representations and Warranties..............................43
SECTION 10.14.     Washington State Notice.................................................43

                                    Exhibits

Exhibit A      Letter of Credit
Exhibit B      Legal Descriptions
Exhibit C      Permitted Liens
Exhibit D      Schedule for Mandatory Redemption of Bonds
Exhibit E      Pending Litigation
Exhibit F      [deleted]

                             REIMBURSEMENT AGREEMENT

        THIS REIMBURSEMENT AGREEMENT, dated as of December 1, 2000, is made by and between LINDAL CEDAR HOMES, INC., a Delaware corporation ("BORROWER") and KEYBANK NATIONAL ASSOCIATION, a national banking association ("BANK").

                                    RECITALS

        THE WASHINGTON ECONOMIC DEVELOPMENT FINANCE AUTHORITY ("ISSUER") has issued and sold its $3,725,000 aggregate principal amount of its Nonrecourse Revenue Bonds, 1997 (Lindal Cedar Homes, Inc. Project), Series A-Taxable and Nonrecourse Revenue Bonds, 1997 (Lindal Cedar Homes, Inc. Project), Series B-Tax Exempt (the "BONDS") pursuant to that certain Indenture of Trust ("INDENTURE") dated as of November 1, 1997, between Issuer and U.S. BANK TRUST NATIONAL ASSOCIATION (formerly known as FIRST TRUST NATIONAL ASSOCIATION), a national banking association, as Trustee.

        In order to secure payment when due of the principal of and interest on the Bonds, Borrower has requested Bank to issue an unconditional irrevocable letter of credit substantially in the form of Exhibit A, including Annexes A through G, which exhibit is attached and incorporated herein by this reference (the "LETTER OF CREDIT"), in the principal amount of Three Million Four Hundred Twenty Five Thousand and No/100 Dollars ($3,425,000.00) plus One Hundred Eleven Thousand Eight Hundred Seventy-Eight and 95/100 Dollars ($111,878.95), which amount is equal to 210 days' interest on the Bonds. The sum of the principal and interest components of the Letter of Credit, as reduced and reinstated pursuant to the terms thereof, is hereafter referenced as the "STATED AMOUNT."

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, and in order to induce Bank to issue the Letter of Credit, Borrower and Bank hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

               SECTION 1.01. Definitions. Terms defined above shall have the meanings set forth above and the following terms shall have the following meanings. Any term capitalized but not defined herein shall have the same meaning as ascribed to it in the Indenture.

        "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "AGREEMENT" means this Reimbursement Agreement, as the same may from time to time be amended, supplemented or modified.

        "ALTERNATE CREDIT FACILITY" has the meaning set forth in the Indenture.

        "BANK" means KeyBank National Association, a national banking association and each Participant, whether now or hereafter existing.

        "BOND" or "BONDS" means any one or more of the Bonds authorized, authenticated and delivered pursuant to the Indenture.

        "BORROWER" means Lindal Cedar Homes, Inc., a Delaware corporation.

        "BUSINESS DAY" means any day other than (i) a Saturday, Sunday or legal holiday, (ii) a day on which commercial banks in the city or cities in which are located the principal corporate trust office of the Trustee and the office of Bank at which demands for payment under the Letter of Credit are to be presented are authorized or required by law or executive order to close; or (iii) a day on which the Bank is closed.

        "CAPITAL LEASE(S)" means a lease of (or other agreement conveying the right to use) property to the extent the obligations to pay rent or other amounts under such lease are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligation, determined in accordance with GAAP (including such Statement No. 13).

        "CODE" means the Internal Revenue Code of 1986, as amended, or any successor federal income tax statute or code. Any reference to a provision of the Code shall include the applicable Department of Treasury regulations.

        "CONTINGENT OBLIGATION" means, with respect to any Person, any guarantee of Indebtedness or any other obligation of any other Person or any assurance with respect to the financial condition of any other Person, whether direct, indirect or contingent, including, without limitation, any purchase or repurchase agreement or keep-well, take-or-pay, through-put or other arrangement of whatever nature having the effect of assuring or holding harmless any Person against loss with respect to any obligation of such other Person; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person subject to such obligation.

        "CONTRACTUAL OBLIGATION" means, with respect to any Person, any provision of any security interest of any nature issued, granted or transferred by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is or purports to be bound.

        "CURRENT RATIO" means the ratio described in Section 7.01(G)(ii) hereof.

        "DATE OF ISSUANCE" means the date the Letter of Credit is issued by Bank.

        "DEED OF TRUST" means, collectively, two Deeds of Trust, Assignment of Rents and Leases, and Security Agreements, each dated as of December 1, 2000, encumbering real and personal property located in Skagit and King Counties, Washington, whereunder Borrower is grantor and Bank is beneficiary, as amended from time to time.

        "DEFAULT" or "EVENT OF DEFAULT" has the meaning set forth in Section
8.01 hereof.

        "DRAWINGS" include:

        "A DRAWING (INTEREST)" or "A DRAWING" means a drawing under the Letter of Credit to make an interest payment on Bonds due on an Interest Payment Date.

        "B DRAWING (REDEMPTION)" or "B DRAWING" means a drawing on the Letter of Credit to pay the principal amount of any Bonds being redeemed pursuant to
Section 3.01 of the Indenture.

        "ENVIRONMENTAL INDEMNITY AGREEMENT" means that certain Indemnity Agreement dated as of December 1, 2000, executed by Borrower in favor of Bank.

        "ENVIRONMENTAL LAW" shall include, without limitation, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, Hazardous Materials Transportation Control Act, 49 U.S.C. Section 1801 et seq., Federal Water Pollution Control Act, Federal Water Act of 1977, 93 U.S.C. Section 1251 et seq., Federal Insecticide, Fungicide and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. Section 2601 et seq., Federal Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., Washington Water Pollution Control Act, RCW Chapter 90.48, Washington Clean Air Act, RCW Chapter 70.94, Washington Solid Waste Management Recovery and Recycling Act, RCW Chapter 70.95, Washington Hazardous Waste Management Act, RCW Chapter 70.105, Washington Hazardous Waste Fees Act, RCW Chapter 70.95E, Washington Model Toxics Control Act, RCW Chapter 70.105D, Washington Nuclear Energy and Radiation Act, RCW Chapter 70.98, Washington Radioactive Waste Storage and Transportation Act of 1980, RCW Chapter 70.99, Washington Underground Petroleum Storage Tanks Act, RCW Chapter 70.148 and all other local, state, or federal laws, ordinances, regulations and orders now or hereafter relating to environmental protection, the use, storage, generation, production, treatment, emission, discharge, remediation, removal, disposal or transport of any Hazardous Substances or any other environmental matters, as amended from time to time.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "FLSA" means the Fair Labor Standards Act of 1938, as amended from time to time, and the regulations promulgated pursuant thereto.

        "FUNDS" means any one or more of the separate special trust funds created under Article V of the Indenture and any other fund or account created thereunder, any supplemental indenture or any Related Document which is or hereafter becomes available for the payment of principal or interest on Bonds or to pay any sum due or to become due from Borrower to Bank.

        "GAAP" or "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect from time to time in the United States and as consistently applied by Borrower.

        "GOVERNMENTAL BODY" means any foreign or domestic government, any court or any foreign, federal, state, municipal or other department, commission, board, bureau, agency, public authority, instrumentality or any arbitrator or government regulator with jurisdiction over Borrower and/or the Project.

        "GUARANTEE OBLIGATIONS" means, as to any Person (the "guaranteeing person"), any obligation of (i) the guaranteeing bank under any letter of credit to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments or documents for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

        "INDEBTEDNESS" means, of any Person at any date, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person as lessee under Capital

Leases; (iv) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (v) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (vii) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (viii) all Guarantee Obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, and (x) all contingent or non-contingent obligations of such Person in respect of letters of credit issued or bankers' acceptances created for the account of such Person; provided that, with respect to the Borrower or any other Subsidiary or Affiliate of the Borrower, "Indebtedness" shall not include obligations with respect to any leases of real property or interests therein which are not Capital Leases or any guarantee of such leases, and provided, however, that to the extent the same amount may come within two or more of the sub-paragraphs above, such amounts are to be included only once in such Person's Indebtedness.

        "INDEMNIFICATION AND COMPENSATION AGREEMENT" means that certain Indemnification and Compensation Agreement executed by the Borrower in favor of the Issuer.

        "INTEREST PAYMENT DATE" shall have the meaning set forth in Article I of the Indenture, which definition is by this reference incorporated herein.

        "ISSUER" means the Washington Economic Development Finance Authority.

        "LEASE" means that certain Lease dated July 28, 1994 by and between the Port of Skagit County as lessor and Mel Edstrom and Timberline Forest Products, Inc. as lessee, as amended, which Lease was assigned to Borrower by Lessee's Assignment of Lease, Lessor's Consent and Second Amendment to Lease dated April 10, 1997.

        "LIEN" means, with respect to any Person, any security interest, pledge, mortgage, charge, option, assignment, hypothecation, encumbrance, attachment, garnishment, sequestration, forfeiture, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest, except (i) Liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings and with reserves satisfactory to Bank; (ii) liens imposed by law (such as construction liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings and reserves consented to by Bank; and (iii) deposits or pledges under workmen's compensation, unemployment insurance, social security, bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

        "LOAN AGREEMENT" means that certain Loan Agreement dated as of November 1, 1997, by and between Issuer and Borrower.

        "LOAN" means the loan made to Borrower pursuant to the Loan Agreement in the principal amount of up to $3,725,000, plus interest thereon, in order to provide for the financing for the Project (as hereinafter defined) and for the purchase of manufacturing equipment.

        "LOAN DOCUMENTS" means the Loan Agreement and the Indemnification and Compensation Agreement.

        "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the Borrower's business, operations, financial condition, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the Related Documents, (c) the validity or enforceability of this Agreement or any of the Related Documents, (d) the rights, remedies, powers and privileges of the Bank under this Agreement or any of the Related Documents or (e) the timely payment of the Reimbursement Obligations.

        "OPERATING CASH FLOW TO FIXED CHARGE RATIO" means the ratio described in
Section 7.01(G)(iii) hereof.

        "PARTICIPANT" means any entity to whom Bank transfers an interest in this Agreement or any Related Document. Bank and not any Participant shall be the sole party authorized or obligated to provide any consent or approval required, contemplated or authorized by this Agreement or any Related Document (Bank in its discretion may, however, consult with, take into consideration or be guided by the views of Participants when determining whether to provide such consents or approvals).

        "PERSON" means an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a state, government or political subdivision or an agency or instrumentality thereof.

        "PLAN" shall mean (i) any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); (ii) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) or a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA); (iii) any employee benefit plan maintained in connection with any trust described in Section 501(c)(9) of the Code; or (iv) a combination of such plans; if such plan or plans is maintained or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to, by Borrower or under which Borrower has or, during the term of this Agreement, will have any liability. For purposes of this paragraph, the term "Borrower" shall include Borrower and any corporation, partnership, sole proprietorship or other entity if Borrower and such other entity or entities are (i) corporations which are members of a controlled group of corporations as defined in Section 414(b) of the Code, (ii) trades or businesses (whether or not incorporated) which are under common control as defined in

Section 414(c) of the Code, (iii) members of an affiliated service group as defined in Section 414(m) or 414(o) of the Code, or (iv) any combination of the foregoing.

        "PRIME RATE" means the rate of per annum interest which Bank announces publicly or otherwise makes available to the public from time to time as its "prime rate" (currently calculated on the basis of the actual number of days elapsed over a year of 360 days) with any change in the "prime rate" to be effective on and as of the date of any change in said "prime rate." The Prime Rate and the calculation thereof may be established by Bank in its sole discretion. The Prime Rate is not necessarily the lowest rate of interest offered by Bank to its most creditworthy customers. The Prime Rate is a variable or fluctuating rate which increases or decreases from time to time.

        "PROJECT" means the acquisition, modernization and expansion of a 44,000 square foot manufacturing facility on real property leased from the Port of Skagit County located at Burlington, Washington, and the purchase of additional manufacturing equipment.

        "PROPERTY" means all that real and personal property defined as "Property" in the Deed of Trust, and more particularly described in Exhibit B-1 ("BURLINGTON PROPERTY") and Exhibit B-2 ("TUKWILA PROPERTY") attached hereto and by this reference incorporated herein.

        "RELATED DOCUMENTS" means (individually and collectively) any promissory note executed to further evidence the obligations of Borrower hereunder ("BANK NOTE"), the Letter of Credit, the Deed of Trust, the Assignment of Leases, the Indenture, the Loan Documents, the placement memorandum regarding the Bonds, the Environmental Indemnity Agreement, and all other certificates, documents or agreements arising from or related to the Bonds or executed in connection herewith or therewith.

        "REQUIREMENT OF LAW" means, with respect to any Person, the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, guideline, standard (including but not limited to accounting standards and GAAP), order, restriction, directive, judgment, decree, injunction, writ, or regulation, or a final and binding determination of an arbitrator or a determination of an arbitrator, mediator, or a determination of any Governmental Body, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. With respect to Bank, Requirement of Law shall include a Requirement of Law or now or hereafter existing request of a central bank or financial, monetary or other supervisory authority (whether or not having the force of law).

        "SENIOR LIABILITIES TO TANGIBLE CAPITAL RATIO" means the ratio described in Section 7.01(G)(i) hereof.

        "SINKING FUND ACCOUNT" means the account described in Section 7.01(Y) hereof.

        "SUBORDINATED DEBT" means indebtedness and liabilities of Borrower which have been subordinated by their respective terms or by written agreement to indebtedness owed by Borrower to Bank in a manner acceptable to Bank.

        "SUBSIDIARY" or "SUBSIDIARIES" means any corporation of which at least 50% of the outstanding stock having ordinary voting powers to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower and/or one or more of its Subsidiaries.

        "SUPPLEMENTAL INDENTURE" means indentures now or hereafter supplementing the Indenture.

        "TAXES" means for any Person any federal or state tax, assessment, duty, levy, withholding liability, impost and other charges of every nature whatsoever imposed by any Governmental Body on such Person or on any of its property or because of any revenue, income, sales, use, product, employee or franchise, and any interest or penalty with respect to any of the foregoing.

        "TENDER OFFER AND PLANNED RESTRUCTURE" means transfers of Borrower's stock in connection with Borrower's tender offer in process as of the date of this Agreement, pursuant to which Borrower will repurchase its shares from current stockholders, in order to become a privately-held corporation, and subsequent to completion of such tender offer, Borrower will merge with and into a Washington corporation. Upon completion of the Tender Offer and Planned Restructure, Borrower shall be a privately-held Washington corporation doing business under the same corporate name it presently uses.

        "TERMINATION DATE" means the date on which the Letter of Credit expires according to its terms.

        "TRUSTEE" means U.S. Bank Trust National Association (formerly known as FIRST TRUST NATIONAL ASSOCIATION), a national banking association, or any duly authorized successor thereto appointed pursuant to the Indenture.

        "WORK" means the addition and renovation of the Real Property in accordance with the detailed description of the work and detailed cost breakdown of expenses as set forth in the Budget annexed hereto as Exhibit F.

                                   ARTICLE II
                          ISSUANCE OF LETTER OF CREDIT

        SECTION 2.01. Issuance of the Letter of Credit. Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to issue to Trustee on the Date of Issuance and upon the request of Borrower, the Letter of Credit. The Stated Amount of the Letter of

Credit shall never exceed $3,536,878.95, a portion of which Stated Amount shall be available to support the payment of principal due on Bonds ("PRINCIPAL COMPONENT") and a portion of which shall be available to support the payment of not more than two hundred ten (210) days' of interest on the Bonds ("INTEREST COMPONENT"). Upon the Date of Issuance, the Principal Component shall be, and shall thereafter never exceed, $3,425,000.00. Upon the Date of Issuance, the Interest Component shall be, and shall thereafter never exceed $111,878.95.

        Borrower hereby agrees to all terms and conditions set forth in the Letter of Credit, including Annexes A through G thereto, all of which terms and conditions are incorporated herein by this reference.

        Borrower acknowledges:

        (a) that upon any drawing under the Letter of Credit for payment of all or a portion of Bonds outstanding under the Indenture at maturity or earlier redemption, the Trustee is required to deliver to Bank Annex B to the Letter of Credit and, upon a drawing for all remaining Bonds, must also deliver Annex B and surrender the Letter of Credit therewith; and

        (b) that upon any replacement of the Letter of Credit with an Alternate Letter of Credit, the Trustee must promptly deliver Annex G to the Letter of Credit to Bank and surrender the Letter of Credit therewith.

        If the Trustee does not take these actions when required, Borrower agrees to direct and to use its best efforts to cause the Trustee to take said actions.

        SECTION 2.02. Termination of Letter of Credit; Alternate Letter of Credit; Extension.

        (a) Term of Letter of Credit. Notwithstanding the fact that the Bonds will not mature until a later date, the Letter of Credit shall terminate on December 22, 2005, unless earlier terminated or unless it is extended.

        (b) Optional Extension of Term of Letter of Credit. Upon the written request of Borrower at least two years prior to the fifth (5th) anniversary of the Date of Issuance (and at least two years prior to each succeeding Termination Date with respect to any succeeding extension or renewal period(s) as provided for below), Bank shall within 30 days of such request, notify Trustee and Borrower whether Bank, in its sole discretion, will extend the Termination Date of the Letter of Credit for a period of time determined by Bank, either by amendment of the Letter of Credit or replacement of the Letter of Credit in a form which meets the requirements of the Loan Agreement. Borrower's request shall state the exact number of years and months for which extension or renewal is requested; provided, however, that any such renewal or extension must be for a period of at least one year, and Borrower shall satisfy the following conditions:

(a) Borrower shall deliver to Bank Borrower's then-current financial statements, certified as correct by Borrower, which shall be acceptable in all respects to Bank.

(b) Borrower shall be in full compliance with all covenants and obligations under this Agreement and there is then no Event of Default hereunder, nor any circumstance that would be an Event of Default if not cured within any applicable cure period.

If Bank notifies Trustee and Borrower that it is willing to so extend or renew the Letter of Credit for the requested period, Bank shall, within 15 days of payment by Borrower to Bank of all fees payable pursuant to Article IV hereof (if such payment be made no later than 30 days before the Termination Date), deliver to the Trustee an amendment to the Letter of Credit, which amendment shall extend the Termination Date for the requested period or deliver a replacement Letter of Credit, which replacement shall be for a term equal to the requested period. The amended or replacement Letter of Credit shall not be effective until the Termination Date of the Letter of Credit being amended or replaced.

        Borrower agrees and acknowledges that this agreement of Bank to consider extending or renewing the Letter of Credit (as set forth in this Section 2.02), does not and shall not constitute an express or implied commitment or other promise of any nature whatsoever by Bank to extend credit at any future date, even if, for example, the then financial condition of Borrower equals or exceeds its current financial condition or even though the Letter of Credit will expire before the Bonds mature if Bank determines not to renew or extend the Letter of Credit. The sole purpose of the second paragraph of this Section 2.02 is to specify the timing of delivery of any letter of credit Bank determines to extend or renew; said determination is solely within Bank's unfettered discretion.

        If Bank determines to extend or renew the Letter of Credit pursuant to this Section 2.02, this Agreement and each Related Document (or such substitute documents to which Bank may in its sole discretion, accept in writing) shall continue and be effective for said extension or renewal period(s) until all sums of every nature whatsoever due or to become due Bank have been paid in full.

        SECTION 2.03. Increase or Reduction of Stated Amount and Reinstatement. The Stated Amount of the Letter of Credit shall be decreased and reinstated according to the terms of the Letter of Credit.

                                   ARTICLE III
                      REIMBURSEMENT OBLIGATION AND INTEREST

        SECTION 3.01. Reimbursement Obligations. Any sums drawn under the Letter of Credit and paid by Bank shall constitute value requested by and given to or for the benefit of Borrower and shall be an unconditional, absolute and irrevocable obligation hereunder of Borrower to Bank. Borrower hereby promises to pay the principal and interest on the Bonds by reimbursing Bank for the full amount of any drawings under the Letter of Credit notwithstanding any cancellation or payment of Bonds. Borrower further promises to repay to Bank the full amount of any drawing under the Letter of Credit, and to pay all sums due or to become due hereunder, in the manner and at the times provided in this Agreement (collectively, "REIMBURSEMENT OBLIGATIONS").

        SECTION 3.02. Reimbursement.

        (a) Reimbursement of A and B Drawings. Borrower agrees to reimburse Bank in immediately available funds for the amount of any A or B Drawing made under the Letter of Credit and honored by the Bank; said reimbursement shall be made by or on behalf of Borrower by 2:00 p.m. local time in Seattle, Washington, on the date of any drawing simultaneously with or immediately following the Bank's payment of such drawing. Borrower's Reimbursement Obligation with respect to such drawings shall be immediately due and payable without notice, presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower.

        (b) Prior Deposit for Redemption of Bonds. If Borrower determines to exercise its option to redeem any or all of the Bonds pursuant to Article III of the Indenture (except for amounts required to redeem Bonds pursuant to Section 7.01(Y) of this Agreement), Borrower shall deposit with Bank all sums necessary to effect any such redemption or purchase and to pay any premium in connection therewith, at least 125 days before the earlier of the date (i) any notice is required to be given by any Person in connection with such redemption, or (ii) of any drawing for the proposed redemption. No drawing shall be allowed under the Letter of Credit unless such deposit is timely made. Such sums shall include the principal amount of all Bonds to be redeemed, the full amount of any premium due or to be come due thereon, and all interest accrued thereon.

        Any monies held by Bank pursuant to the preceding paragraph shall be invested by Bank in interest bearing investment obligations as directed by Borrower at the time the deposit is made; failing such direction, Bank shall have sole discretion to determine all investments, if any. Borrower agrees to indemnify and hold Bank harmless from and against any responsibility or liability for any loss incurred in the making of any investment at the express direction of Borrower as provided herein or upon written directions received from Borrower, other than as a result of Bank's gross negligence or willful misconduct. All interest received on said investments shall be credited by Bank to any sums due or to become due Bank by Borrower.

        SECTION 3.03. Manner, Method, Place and Time of Payment. All payments made or caused to be made by Borrower to Bank shall be made by Bank debiting the Sinking Fund Account (as defined in Section 7.01(Y) hereof). Borrower covenants and agrees that on the date any such payment or other amount is due hereunder, Borrower will have unrestricted funds in the Sinking Fund Account in an amount no less than the amount then due. However, Borrower shall pay to Bank, on demand, default interest on said payment for such extended time at the interest rate set forth in Section 4.06 hereof, and the extended time shall be included in the computation of fees and other charges. All payments under this Agreement shall be made without counterclaim, set-off, condition or qualification and free and clear of and without deduction for any Taxes, levies, imposts, deductions or charges of any nature whatsoever.

        SECTION 3.04. Obligation to Pay Unconditional. Borrower's obligation to reimburse or pay Bank hereunder is absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

        (i) any lack of validity or enforceability of this Agreement, the Bonds or any of the Related Documents;

        (ii) any amendment, waiver, release or termination of or any consent to or departure from the terms of all or any of said documents;

        (iii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any Person, whether in connection with said documents or any related or unrelated transaction;

        (iv) any demand, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or not in compliance with the terms of the Letter of Credit or any Related Document or any statement therein being untrue or inaccurate in any respect whatsoever;

        (v) any determination of invalidity or unenforceability of the Letter of Credit after payment by Bank thereunder;

        (vi) any failure to reduce or reinstate the Stated Amount; or

        (vii) any other circumstance, happening or omission, whether or not similar to any of the foregoing.

The liability of Borrower hereunder and under any Related Document shall be reinstated and revived and the rights of Bank shall continue, with respect to any amount at any time paid by or on behalf of Borrower which amount shall thereafter be required to be restored, returned or forfeited by Bank pursuant to any law, and Borrower's liability therefor shall continue as if such amount had not been paid.

        SECTION 3.05. Evidence of Debt. The books and records of Bank shall be conclusive evidence, absent manifest error, of all amounts of principal, interest, fees and other charges advanced, outstanding or repaid pursuant to this Agreement or any Related Document to which Bank is a party. Bank agrees to provide statements to Borrower upon its written request.

                                   ARTICLE IV
                                 OTHER PAYMENTS

        SECTION 4.01. Letter of Credit Issuance Fee. Borrower shall pay to Bank on or prior to the Date of Issuance, an issuance fee equal to one percent (1.00%) of the Stated Amount of the Letter of Credit. The issuance fee and all other fees of any letter of credit amended, extended, replaced or renewed pursuant to Section 2.02 hereof shall be established by Bank in its sole discretion at the time of such amendment, extension, replacement or renewal. Such fees shall at least include the category of fees referenced in this Article IV (in amounts which may be less than, equal to or exceed the amounts referenced herein) and such additional fees as Bank then deems appropriate in its sole discretion. The foregoing fee and all other fees in this Article IV are or are deemed to be fully earned and nonrefundable.

        SECTION 4.02. Letter of Credit Annual Fee. Borrower hereby agrees to pay Bank an annual fee which shall equal one percent (1.00%) per annum of the Stated Amount (which amount shall be calculated by Bank) as of each anniversary date following the Date of Issuance until the Termination Date. The annual fee shall be payable in advance commencing on the Date of Issuance and on each anniversary date of the Date of Issuance thereafter until the Termination Date.

        SECTION 4.03. Other Fees

        (a) Transfer Fee and Amendments. Bank agrees to issue a substitute Letter of Credit to any successor Trustee duly appointed pursuant to the Indenture and applicable law upon surrender to Bank of the original Letter of Credit together with payment to Bank of a fee of $500 and any attorneys' fees or other expenses incurred by Bank in connection therewith. Borrower agrees to pay the same fees and expenses to Bank on the day of any amendment to the Letter of Credit if to effectuate said amendment, a written change is made to the Letter of Credit or an amended, substitute, replacement or additional Letter of Credit is issued. As used herein, "amendment" shall not include any documents Bank determines to issue to reflect a reduction of the Stated Amount but shall include each reinstatement (other than an automatic reinstatement) of any portion of the Stated Amount.

        (b) Draw Fee. Upon each draw under the Letter of Credit, Borrower agrees to pay Bank on demand, the actual draw fee then charged by Bank's International Department. As of the date of this Agreement, Bank's draw fee is $200.

        (c) Cancellation Fee. If the Letter of Credit is canceled prior to the Termination Date, Borrower agrees to pay Bank a cancellation fee of one percent (1.00%) of the then Stated Amount of the Letter of Credit, and shall cause the Trustee to tender to Bank the fee with the original Letter of Credit then outstanding. No cancellation shall be effective to discharge or reduce the liability of Borrower to pay the annual fee payable pursuant to Section 4.02 hereof for the year in which such cancellation occurs or to pay all other sums due Bank under this Agreement or any Related Document. Until such sums are fully paid to Bank, no such cancellation shall diminish or affect any security or other interest granted to or for the benefit of Bank.

        SECTION 4.04. Increased Costs If after the Date of Issuance there is the adoption of or any change in any law, rule, regulation, guideline or request from any central bank or financial, monetary or other supervisory or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental body charged with the administration thereof, which imposes on Bank any condition affecting or relating to this Agreement, any Related Document evidencing an obligation of Borrower to Bank, or to the Letter of Credit, the result of which shall be to reduce the rate of return on the Letter of Credit or this Agreement to a level below which Bank could have achieved but for such law, rule or regulation or shall increase the cost to Bank of issuing or maintaining the Letter of Credit (or any substitute, additional, renewed or amended Letter of Credit) or of funding amounts drawn thereunder, including but not limited to any law, rule, regulation or change which shall (a) impose, modify or deem applicable any capital adequacy requirement, reserve, special deposit or similar requirement or impose any insurance premium or assessment against letters of credit issued by, or assets held by, or deposits in or for the account of, Bank, or (b) require or make advisable (in the opinion of legal counsel to Bank), qualification, registration, filing or any other act by Bank to avoid violation of or to effect compliance with any law, rule or regulation (or judicial, administrative or regulatory decision, interpretation, opinion, order, agreement, directive or request regarding same) relating to underwriting, selling, distribution of, marketing or dealing in securities; or (c) subject Bank to any Tax, charge, fee, deduction or withholding of any kind whatsoever, then, upon demand therefor, Borrower shall pay to Bank additional amounts which shall be sufficient to compensate Bank for such reduction in the rate of return or increased cost, together with interest on each such amount from the date said amount is due until payment in full thereof at the Prime Rate. The amount of any reduction in the rate of return or increase in cost shall be the result of Bank's good faith discretionary allocation of the aggregate of such reduction or cost increases resulting from such events; Bank shall in connection with its demand for such additional amounts furnish to Borrower a certificate setting forth with reasonable explanation such increased cost incurred by Bank; absent manifest error, said certificate shall be conclusive as to the amount thereof. Bank shall use its best efforts to promptly demand payment pursuant to this
Section 4.04.

        SECTION 4.05. Payment of Expenses and Fees; Applicability.

        (a) Upon demand therefor, Borrower agrees to pay to Bank all of its out-of-pocket or incurred costs, reasonable attorneys' fees, fees of collection or other agents, and other fees and expenses of every nature whatsoever (hereinafter, collectively "Costs and Fees") directly or indirectly incurred in connection with the preparation, negotiation, amendment, renewal, extension, forbearance (if any), refinance, renegotiation or restructure of this Agreement or any Related Document and any other document prepared or service performed in connection herewith or therewith; Borrower shall also pay the fees charged from time to time by rating agencies for any rating or "preference opinion," if any, regarding the Bonds (but not regarding any general rating of Bank not related to the Bonds). Upon demand therefor, Borrower further agrees to pay to Bank all Costs and Fees (whether or not a lawsuit is brought) incurred in collecting any sums due Bank by Borrower or incurred by Bank in protecting, enforcing or preserving its rights under this Agreement or any of the Related Documents, all whether or not suit is brought and including but not limited to all Costs and Fees incurred in any court action, arbitration, mediation, on appeal, in any bankruptcy or state receivership or other insolvency or similar proceedings or circumstances, in any forfeiture or other proceeding that could affect Bank's rights under this Agreement or in any security therefor.

        (b) The obligations of Borrower under Section 4.04 and Section 4.05 of this Agreement shall (i) survive until all sums due Bank under this Agreement or any Related Document have been paid in full, notwithstanding any termination of the Letter of Credit or payment of the Bonds; and (ii) include any reduction in the rate of return, increased costs, and Costs and Fees incurred by any Participant.

        SECTION 4.06. Calculations; Default Interest; Compounded Interest. Except as otherwise expressly set forth in this Agreement, all computations of interest and fees under this Agreement shall be made on the basis of a 360 day year and actual days elapsed. Interest shall accrue during each period from but excluding the first day thereof to and including the last day thereof. In the event that any payment due hereunder shall not be made within fifteen (15) days of the date when due, a late charge of five cents ($.05) for each dollar ($1.00) so overdue (the "LATE CHARGE FEE") may be charged by Bank for the purpose of defraying the expense incident to handling such delinquent payments. Such Late Charge Fee represents the reasonable estimate of Bank and Borrower of a fair average compensation for the loss that will be sustained by Bank due to the failure of Borrower to make timely payments. Such Late Charge Fee shall be paid without prejudice to the right of Bank to collect any other amounts provided to be paid or to declare an Event of Default hereunder or under the Deed of Trust. If an Event of Default occurs, then the interest rate applicable in calculating any defaulted payments from the due date of the defaulted payment shall be the Default Rate and the Late Charge Fee shall apply to any such payments. All amounts that are not paid when due under this Agreement shall bear interest at the Prime Rate plus five percent (5%) per annum (the "DEFAULT RATE"), from the date due until paid. All interest not paid when due shall be added to principal and interest shall thereafter accrue on said increased principal amount. All amounts due hereunder shall be paid in United States dollars.

                                    ARTICLE V
                                   CONDITIONS

        SECTION 5.01. Conditions Precedent to Issuance of Letter of Credit.

        (a) Bank will issue the Letter of Credit upon the request of Borrower in accordance with Section 2.01 and subject to fulfillment of the conditions set forth in subsections (b), (c) and (d) below.

        (b) Except as otherwise indicated and unless waived by Bank in its sole discretion, Bank shall have received on or before the Date of Issuance the following, each addressed to Bank and dated on or as of such date, in form and substance satisfactory to Bank:

               (i) Copies of (a) Articles of Incorporation and Bylaws for Borrower certified by the corporate secretary of Borrower as a true and correct copy, together with a certificate of existence issued by the Secretary of State of the State of Washington dated within thirty (30) days of the Date of Issuance; (b) borrowing resolutions adopted by Borrower's Board of Directors and certified by Borrower's corporate secretary and incumbency certificates executed by Borrower's corporate secretary; and (c) copies of each of the foregoing documents as amended to the Date of Issuance.

               (ii) Evidence satisfactory to Bank of the adoption by Borrower of each Related Document to which Borrower is a party and of this Agreement;

               (iii) A written opinion of bond counsel in form and substance satisfactory to Bank and covering such matters relating to the transactions contemplated by this Agreement and the Related Documents as Bank may reasonably request, including without limitation, an opinion identifying the Project Costs that have been approved for financing with Bond proceeds;

               (iv) An opinion of independent counsel selected by Borrower (subject to Bank's reasonable approval) in form and substance satisfactory to Bank and covering such matters relating to the transactions contemplated by this Agreement and the Related Documents as Bank may reasonably request. Borrower hereby requests and instructs its independent counsel to issue such an opinion;

               (v) A certificate of the corporate secretary of Borrower certifying (a) the name and true signature of the officers of Borrower authorized to enter into and execute this Agreement and the Related Documents on behalf of Borrower; (b) that the documents delivered pursuant to Section 5.01(b)(i) have not been amended or canceled since the date of certification thereunder; and (c) the certificate described in paragraph (c) below;

               (vi) The amounts specified to be paid on the Date of Issuance pursuant to Section 4.01, Section 4.02 and Section 7.04, establishment of the account contemplated by Section 7.01(Y) and proof of insurance required hereunder or under any Related Documents;

               (vii) Duly executed originals in form and substance satisfactory to Bank of this Agreement and each Related Document in favor of or to which Bank is a party;

               (viii) Recordation with the Auditor of King and Skagit Counties, Washington, of the duly executed original Deed of Trust and Assignment of Leases and filing with the Department of Licensing of appropriate UCC financing statement(s) providing record notice, among other things, of Bank's security interest in the Property; receipt by Bank of an ALTA extended coverage mortgagee's policy of title insurance (Form B-1970 with 1984 revisions), issued by a title insurance company satisfactory to Bank and in favor of Bank as the insured with liability in the Stated Amount showing: title to the Property vested in fee in Borrower, insuring the first lien priority of the Deed of Trust subject only to the Liens approved in writing by Bank, and containing such endorsements as are requested by Bank;

               (ix) Application for the Letter of Credit;

               (x) Copies of all agreements (including but not limited to each Related Document) and documents, articles of incorporation and bylaws of Borrower, including records of corporate proceedings, governmental approvals and incumbency certificates executed in connection with the transactions contemplated by this Agreement and the Related Documents, all certified to the extent requested by Bank;

               (xi) MAI appraisals for the Project and all Property in form, substance and amount satisfactory to Bank;

               (xii) Financial statements including balance sheets, profit and loss statements and cash flow projections of Borrower in form and substance satisfactory to Bank;

               (xiii) Environmental Questionnaire and Phase I environmental reports on the Project and Property satisfactory to Bank;

               (xiv) ADA Questionnaire and Disclosure Statement and ADA Certificate of Compliance for the Project and the Property satisfactory to Bank;

               (xv) A certificate by an architect or other person or entity acceptable to Bank confirming that the Project complies with all applicable building codes and zoning ordinances and all other applicable federal and state laws, rules, regulations, codes and orders;

               (xvi) [intentionally deleted]

               (xvii) Evidence acceptable to Bank that all utility services necessary for the uninterrupted and orderly operation of the Project and the Property are available and that all connections have been made to abutting public water, sewer, storm drains, gas and electrical facilities;

               (xviii) Evidence acceptable to Bank that the Project and the Property is accessible via completed, dedicated streets which have been accepted for public maintenance and use by the appropriate government agencies or that an easement creating a perpetual right of public access to a publicly dedicated street, road or highway is in effect;

               (xix) If requested by Bank, an ALTA survey for the Property certified to and satisfactory to Bank and the title insurance company insuring the Deed of Trust;

               (xx) Budget for the Project satisfactory to Bank;

               (xxi) Plans and Specifications for the Project satisfactory to Bank and approved by all necessary Governmental Bodies including, without limitation, a copy of the building permit;

               (xxii) All licenses, permits and approvals necessary to construct the Project from all governmental authorities with jurisdiction over the Project;

               (xxiii) Each of the documents required to be delivered to the placement agent pursuant to the Placement Agent Agreement between Borrower and the placement agent regarding the Bonds, and in the case of opinions of counsel therein required (other than Bank counsel opinions, any preference opinion and any opinion which the placement agent's counsel delivers solely to the placement agent) such opinions shall be addressed or confirmed to Bank; and

               (xxiv) Estoppel certificate and agreement with the Port of Skagit County regarding the Lease.

               (xxv) Such other documents, interpretations, instruments, approvals or opinions as Bank or its counsel may reasonably request.

        (c) The representations and warranties of Borrower contained in Section
6.01 hereof and in each Related Document shall be correct, accurate and complete on and as of the Date of Issuance as though made on and as of such date; no Event of Default and no condition or event which, with the giving of notice or lapse of time or both, would become such an Event of Default, shall have occurred and be continuing on the Date of Issuance; and that there has been no material adverse change in Borrower's financial condition subsequent to the financial statements delivered by Borrower to Bank and Bank shall have received a certificate signed by corporate secretary or other authorized officer of Borrower, dated the Date of Issuance, to that effect. As used in this paragraph, "Date of Issuance" shall include any date the Letter of Credit is amended or a substitute letter of credit is issued.

        (d) On or before the Date of Issuance:

               (i) all conditions precedent to the issuance of the Bonds shall have occurred; and

               (ii) Borrower (and all other parties, as appropriate) shall have duly executed this Agreement, the Related Documents and all other documents or instruments referred to, required by or related to the aforesaid.

                                   ARTICLE VI
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        SECTION 6.01. Representations, Warranties and Covenants of Borrower. The warranties, representations, and covenants of Borrower contained in this Agreement or in any Related Document shall be deemed to have been relied upon by Bank regardless of any investigation made by Bank or on its behalf and shall survive the Date of Issuance and shall continue until all Reimbursement Obligations have been paid in full. Borrower hereby represents, warrants, covenants and agrees with Bank that:

               6.01(A) Organization and Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power to own its property and carry on its business as now being conducted; is authorized to do business in every state in which the nature of the Project, its business or property makes such qualification necessary including, but not limited to, the state of Washington; the name "Lindal Cedar Homes, Inc." is the exact, true and correct name of Borrower as set forth in its Articles of Incorporation, as amended from time to time; Borrower has filed with the Washington Department of Licensing a Certificate of Trade Name, or such other filing as is necessary, for all business or assumed trade names under which Borrower has done, does or may do business, except to the extent no such filing is required by law; Borrower's principal place of business and its chief executive office is located in King County, Washington; Borrower has not changed its name, acquired any business, or changed its principal place of business within five years and one month prior to the date hereof, except as disclosed in writing to Bank.

               6.01(B) Authorization. All corporate action on the part of Borrower, and its officers, directors and/or shareholders necessary for the authorization, execution, delivery and performance of this Agreement and each Related Document has been duly taken. Borrower has full power and authority (corporate or otherwise) to execute, deliver and perform this Agreement and each Related Document to which Borrower may be a party, and to perform and observe the terms and conditions hereof and thereof. Borrower has full power, authority and legal right to engage in the business and activities conducted or proposed to be conducted by it with respect to the Project.

               6.01(C) Enforceability. This Agreement and the Related Documents, when executed and delivered by Borrower, will be legal, valid and binding agreements of Borrower, each enforceable in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               6.01(D) Consents or Approvals. No consent, approval, permission, authorization, or license of any Person with an ownership interest in Borrower or with a Lien on any asset of Borrower, or of any trustee, issuer or holder of any Indebtedness or Contractual Obligation of Borrower, and no consent, approval, permission, authorization, order or license of any Governmental Body is necessary in connection with the execution, delivery and performance of this Agreement, the Related Documents or any transaction contemplated hereby or thereby to be performed by Borrower, except as may have already been obtained by Borrower and copies certified as to accuracy by Borrower which have been delivered to Bank on or prior to the Date of Issuance.

               6.01(E) Restrictions. There is no provision in the articles of incorporation or bylaws of Borrower or any Requirement of Law binding on Borrower which would be contravened by the execution and delivery of this Agreement or the Related Documents or by the performance of any provision, condition, covenant, or other terms hereof or thereof.

               6.01(F) No Violation. Borrower is in compliance with all Requirements of Law with respect to which any failure to comply could have a Material Adverse Effect. The execution, delivery or performance of this Agreement and each Related Document, the consummation of the transactions contemplated herein and therein and compliance with the terms and provisions hereof or thereof to be performed by Borrower does not and will not conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Borrower or of any Requirement of Law or of any Contractual Obligation or constitute a default thereunder or result in the creation or imposition of any Lien (except in favor of Bank) upon any of the property of Borrower pursuant to the terms of any such Contractual Obligation or Requirement of Law. Borrower is not in default under any existing Indebtedness.

               6.01(G) Litigation. Other than as disclosed in Exhibit E hereto or in the financial statements referenced in Section 6.01(H), there is no pending or threatened litigation, tax claim, action or other proceeding or dispute of any nature whatsoever or any unsatisfied judgment or award entered in connection with any claim, action or proceeding affecting Borrower before any Governmental Body which is not fully covered by insurance or which could have a Material Adverse Effect on the legal existence or powers of Borrower or its financial condition or operations or have a Material Adverse Effect on the ability of Borrower to perform its obligations under this Agreement or any Related Documents, and Borrower is not in default with respect to any Requirement of Law that might result in any such effect.

               6.01(H) Financial Information. All financial statements and other information and data furnished by Borrower to Bank are complete and correct; have been prepared in accordance with GAAP, except as noted therein; and accurately and fairly represent the financial condition of Borrower and the results of operations of Borrower as of the dates thereof. There has been no change in the financial condition of Borrower of such a character as to materially impair the ability of Borrower to reimburse Bank for any drawing made under the Letter of Credit in accordance with the terms hereof or thereof; and Borrower has no Contingent Obligations except as disclosed in Exhibit C attached hereto except for the obligations hereunder and under any Related Document of Borrower.

               6.01(I) Liens and Encumbrances. Borrower represents and warrants that at the time of the delivery of the Deed of Trust (i) Borrower is lawfully possessed and is the lawful owner of the leasehold estate demised under the Lease and the Lease is a valid and subsisting demise of the premises described thereunder to Borrower; (ii) Borrower is lawfully possessed and is the lawful owner of fee simple title to the Tukwila Property; (iii) each Property is free and clear of any deed of trust, mortgage, lien, charge or encumbrance thereon or affecting the title thereto, except (a) Liens regarding the Property which are shown on Schedule B to the policy of title insurance Bank agrees in writing to accept, and (b) property tax liens for Taxes not yet delinquent by nonpayment.

               6.01(J) Business Authorizations. Borrower possesses all patents, patent rights or licenses, trademarks, trademark rights, trade names or trade name rights and copyrights required to conduct its business as now conducted without conflict with the rights or privileges of others.

               6.01(K) Taxes. Borrower has filed or caused to be filed and will continue to file or timely cause to be filed, all Tax returns that are required to be filed (except for extensions applied for and disclosed to Bank), has paid (or will cause to be paid) all Taxes shown to be due and payable on said returns or on any assessments made against Borrower or any of Borrower's property and all other Taxes, fees or other charges imposed on Borrower or any of its respective property by any Governmental Body (other than those the amount of which is currently being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP to which Bank has consented have been provided on the books of Borrower), and has fully satisfied or provided for all of its sales and use tax, withholding tax and unemployment tax liabilities; and no Tax liens have been filed and, to the knowledge of Borrower, no claims are being asserted with respect to any such taxes, fees or other charges.

               6.01(L) Investment Company Act. Borrower is not an "investment company" or a partnership "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               6.01(M) Federal Reserve Board ("FRB") Regulations. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U. No part of the proceeds of the Bonds will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose that violates, or would be inconsistent with, the provisions of the regulations of the Federal Reserve Board. If requested by Bank, Borrower will furnish to Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U to the foregoing effect. Further, Borrower is and shall remain in compliance with FRB Regulation B (12 C.F.R. Part 202) in connection with any credit extended now or hereafter by Borrower.

               6.01(N) Incorporated Representations, Warranties and Covenants. Borrower hereby specifically makes to Bank each and every representation, warranty, and covenant made by Borrower in the Loan Agreement, each of which representations, warranties and covenants are incorporated herein by this reference (except to the extent any of the aforesaid would contradict adversely to Bank any representation, warranty or covenant contained herein other than by incorporation). All warranties, representations, and covenants made by Borrower herein or in any certificate or other document delivered by it or on its behalf pursuant to this Agreement and each Related Document shall be deemed to have been relied upon by Bank and shall survive the issuance of the Letter of Credit, regardless of any investigation made by Bank or on its behalf.

               6.01(O) Information Correct. No information, exhibit, or report furnished by Borrower to Bank or any other Person in connection with this Agreement or any of the Related Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not misleading. Borrower has disclosed to Bank all information about Borrower which would be of material interest to a reasonably prudent lender.

               6.01(P) Compliance with ERISA. Borrower is in substantial compliance with ERISA and the Code as to each "Plan" as defined in Section 1.01 of this Agreement.

        As to each Plan maintained by Borrower:

                      (i) Such Plan has been maintained in substantial compliance with all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, applicable to such Plan.

                      (ii) No "reportable event," as such term is used in
Section 4043 of ERISA, or "prohibited transaction," as such term is used in
Section 406 of ERISA or Section 4975 of the Code, or "accumulated funding deficiency," as such term is used in Section 412 or Section 4971 of the Code (whether or not such accumulated funding deficiency has been waived), has heretofore occurred with respect thereto.

                      (iii) Each such Plan designed to be a qualified plan since its adoption and to date qualifies and has qualified under Section 401(a) of the Code, and each trust, if any, established under each such Plan is exempt from taxation pursuant to Section 501(a) of the Code.

                      (iv) Each such Plan has been administered and enforced substantially in accordance with its terms, no dispute is pending or threatened with respect thereto, and substantially all contributions due from employees thereunder, if any, have been made.

                      (v) No condition exists that could constitute grounds for termination of any such Plan.

        Borrower has not incurred any material liability under Title IV of ERISA (which remains unsatisfied as of the date hereof) arising in connection with the complete or partial termination of, or complete or partial withdrawal from, any Plan covered or previously covered by Title IV of ERISA; and no condition exists or event has occurred which would be reasonably likely to result in the imposition of any such liability upon Borrower nor has Borrower been notified that any such Plan is in reorganization or is insolvent within the meaning of sections 4241 and 4245 of ERISA, respectively.

        For purposes of this Section 6.01(P) and as referenced in Sections 7.01(E) and (I) and 8.01(f), the term "Borrower" shall include Borrower, each Affiliate, Subsidiary and any corporation, partnership, sole proprietorship or other entity if Borrower and such other entity or entities are (i) corporations which are members of a controlled group of corporations as defined in Section 414(b) of the Code, (ii) trades or businesses (whether or not incorporated) which are under common control as defined in Section 414(c) of the Code, (iii) members of an affiliated service group as defined in Section 414(m) or 414(o) of the Code, or (iv) any combination of the foregoing.

               6.01(Q) Drug Free Workplace Act. If any portion of Borrower's gross income, now or hereafter, directly or indirectly stems from any contract of $25,000 or more for the procurement of property or services awarded by a "federal agency" as defined in the federal Drug-Free Workplace Act of 1988 ("Act"), Borrower (or any party thereof which is a "contractor" within the meaning of the Act) has not made and shall not make any false certification to said agency, has not violated or shall not violate such certification in any manner, and has complied and shall at all times fully comply with said Act.

               6.01(R) Americans with Disabilities Act. The Project and each Property are and shall at all times be in compliance with all applicable requirements of the Americans with Disabilities Act of 1990 (as amended) (the "ADA") and Borrower shall cause the Project and each Property to be continuously in compliance with the ADA (as the same may be amended from time to time). Borrower agrees to protect, defend, indemnify and hold Bank harmless from and against any and all liability threatened against or suffered by Bank by reason of a breach by Borrower of the foregoing representations and warranties. The foregoing indemnity shall include the cost of all alterations to the Project or each Property (including architectural, engineering, legal and accounting costs), all fines, fees and penalties, and all legal and other expenses (including attorneys' fees), incurred in connection with the Project or each Property being in violation of the ADA and for the cost of collection of the sums due under the indemnity. The obligations of Borrower under this Section 6.01(R) shall survive payment in full of Borrower's obligations under this Agreement, all Related Documents and termination of the Letter of Credit, and in the event that Bank shall become the owner of the Project or of each Property or any portion thereof by foreclosure or deed in lieu of the foreclosure of any deed of trust the obligations of Borrower under this Section 6.01(R) shall survive such foreclosure or deed in lieu of foreclosure.

               6.01(S) No Commissions. Borrower has not made any agreement or taken any action that may have caused any Person to become entitled to a commission or finder's fee as a result of or in connection with the issuance of the Letter of Credit or any extension of credit by Bank, and in connection therewith, Borrower agrees to indemnify Bank and hold Bank harmless from any and all fees, costs (including attorney fees), and expenses arising out of any claims by Persons relating to any such commission or fee.

               6.01(T) Land Use and Zoning Compliance. The current and planned use of the Project and Property are legal uses permitted outright under applicable provisions of the applicable zoning codes. The Project and Property comply with all applicable subdivision and platting requirements and constitute one or more legal lots. Each Property and Project and their intended uses will comply fully with all environmental, air quality, zoning, planning, building, health, safety, labor, discrimination, fire, traffic safety or other governmental rules, laws, ordinances, statutes, codes and regulations applicable to the ownership, use, occupancy and operation of the Project and each Property.

               6.01(U) Permits. Borrower has received all requisite master use and building permits and approvals to the Plans and Specifications (defined below) necessary to commence and complete construction of the Work. The Project as completed complies in full with all Requirements of Law. Borrower has obtained all approvals, licenses, permits, certifications and filing necessary to operate the Project. All streets, easements, utilities and related services necessary for the operation of the Project for its intended purpose are available to the Project.

               6.01(V) Value of Collateral. If at any time Bank reasonably determines that an appraisal of the collateral securing Borrower's Reimbursement Obligations under this Agreement is necessary or if a reappraisal is required by any regulatory authority, Bank shall have the right to cause said collateral to be appraised and the appraisal reviewed both at Borrower's expense.

               6.01(W) Exemption of Interest from Federal Income Tax. It is the intention of Borrower that the interest on the Series B Bonds be excluded from the gross income of the registered owners thereof (other than "substantial users," or "related persons" of substantial users, as such terms are defined in
Section 147(a) of the Code) for federal income tax purposes. To that end, Borrower represents to Bank that it has not taken any action, and knows of no action that any other Person has taken, which would cause interest on the Series B Bonds to be included in the gross income of the recipients thereof. Borrower covenants that it will not take any action or omit to take any action which, if taken or omitted, would cause interest on the Series B Bonds to be included in the gross income of the owners thereof (other than "substantial users," or "related persons" of substantial users, as such terms are defined in Section 147(a) of the Code) for federal income tax purposes.

                                   ARTICLE VII
                                FURTHER COVENANTS

        SECTION 7.01. Covenants. Until the Letter of Credit is no longer outstanding and until all sums of every nature whatsoever due or to become due from Borrower hereunder or under the Related Documents are paid in full, Borrower hereby covenants and agrees that unless Bank shall otherwise consent in writing, Borrower shall:

               7.01(A) Use of Proceeds. Take all steps necessary to cause the proceeds of every drawing on the Letter of Credit to be used solely for the purpose of payment of principal of or interest on the Bonds (as appropriate under the Indenture and in accordance with the terms of the Letter of Credit).

               7.01(B) Additional Acts. Upon demand by Bank, Borrower will execute and deliver all such instruments (including but not limited to Uniform Commercial Code continuation statements) and perform all such other acts as Bank may reasonably request to carry out the transactions and establish or preserve the first lien status and priority contemplated by this Agreement or any Related Document. Borrower shall also furnish to Bank upon demand all approvals of Governmental Bodies or other Persons as may be required from time to time to perform its obligations under this Agreement and any Related Documents.

               7.01(C) Financial Statements and Reports. Deliver to Bank in form and detail satisfactory to Bank and, if Borrower now or hereafter has Subsidiaries, prepared on a consolidated basis:

                      (i) Annual Tax Returns. As soon as reasonably possible and in any event within two hundred seventy (270) days of the fiscal year-end of each year a copy of its federal income tax return for the preceding calendar year certified by an authorized officer of Borrower;

                      (ii) Quarterly Reports. As soon as reasonably possible and in any event within forty-five (45) days after the close of each quarter, the Form 10-Qs (if applicable) as filed with the Securities and Exchange Commission for such period and for the portion of the fiscal year ended with such period, for Borrower, and copies of a balance sheet and statement of income and expense for Borrower for such period and for the portion of the fiscal year ended for such period, all in reasonable detail and otherwise in a form satisfactory to Bank and certified as to accuracy by the chief financial officer of Borrower, subject to year-end audit adjustments;

                      (iii) Annual. As soon as reasonably possible and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower, the consolidated (1) balance sheet of Borrower as at the end of such fiscal year setting forth in comparative form the corresponding figures as at the end of the preceding fiscal year, and (2) statements of income, retained earnings and changes in financial position for such fiscal year of Borrower setting forth in comparative form the corresponding figures for the previous fiscal year, prepared in conformity with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial position or results of operations of any change in the application of accounting principles during the year, each in a form satisfactory to Bank and certified as to accuracy by the chief executive officer of Borrower; and (3) proposed operating budget for the upcoming fiscal year including proposed capital expenditures and such other information as may be reasonably requested by Bank. Such balance sheet and income statements shall be accompanied by an unqualified report and opinion of independent public accountants of recognized standing selected by Borrower and approved by Bank, which approval shall not be unreasonably withheld, which report and opinion shall be in accordance with generally accepted auditing standards relating to reporting or, if qualified, the opinion shall not be qualified due to any limitation in scope of the examination or due to any departure from Generally Accepted Accounting Principles, and shall be accompanied by a statement of such accountants that, in making the audit necessary for the certification of such financial statements and such report, such accountants, have obtained no knowledge of any Event of Default under
Article VIII or under any other evidence of Indebtedness or of any event which, with notice or lapse of time, or both, would constitute an Event of Default under Article VIII or under any other evidence of Indebtedness or, if in the opinion of such accountants any such Event of Default or other event shall exist, shall include a statement as to the nature and status thereof;

                      (iv) Certificates. As soon as reasonably possible, and in any event within forty-five (45) days after the close of each quarter, submit
(1) certificate executed by the chief financial officer of Borrower certifying compliance by Borrower with the requirements of Section 7.01(G) and stating whether any noncompliance occurred during the period in question, and containing the calculations used to document compliance therewith; (2) a certificate executed by the chief financial officer of Borrower certifying that all payments of principal and interest on the Bonds have been made and that all payments required under the provisions of
Section 7.01(Y) have been made; and (3) a statement by the chief financial officer of Borrower that s/he has no knowledge of any Event of Default under
Article VIII or of any event which, with notice or lapse of time, or both, would constitute an Event of Default under Article VIII, or if in the opinion of the chief financial officer of the Borrower any such Event of Default or other event shall exist, a statement as to the nature and status thereof. Each such certificate shall be accompanied by an attached and referenced schedule setting forth in reasonable detail the computations necessary to ascertain compliance;

                      (v) Filings. Upon request by Bank, copies of all filings made by or concerning Borrower with any Governmental Body (delivered to Bank within 10 days of such filing) and such other statements, lists of property and accounts, budgets, capital expenditure plans, forecasts, and such other information and reports regarding Borrower, any Property or the Project as Bank may reasonably request;

               7.01(D) Notices. Promptly give written notice to Bank of the occurrence of any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default. Borrower shall promptly give notice to Bank of any pending or threatened litigation or other circumstance or matter of any nature whatsoever, which exceeds or might reasonably be expected to exceed $250,000 or which, in the opinion of a reasonably prudent person, could have a Material Adverse Effect on the ability of Borrower to repay any amount due or to become due hereunder or any other Indebtedness due or to become due, including but not limited to, Indebtedness due Persons other than Bank. Borrower represents and warrants that no such circumstance or matter exists as of the date hereof.

               7.01(E) Compliance with Laws. Conduct its operations and cause those of any Affiliate or Subsidiary to be conducted in material compliance with all Requirements of Law including but not limited to ERISA (for purposes of ERISA compliance, "its operations" shall include all operations of "Borrower" as defined in Section 6.01(P) of this Agreement), FLSA, Environmental Laws, land use and zoning, or occupational health and safety.

               7.01(F) Compliance with Agreement and Related Documents. Perform and comply with the terms and conditions of this Agreement and each Related Document.

               7.01(G) Financial Covenants. Maintain at all times until all Reimbursement Obligations are paid in full, the following on a consolidated basis:

                   (i) Senior Liabilities To Tangible Capital Ratio. Maintain a ratio of Total Senior Liabilities to Tangible Capital of not more than 2.25 to 1.00, calculated at the end of each quarter. "TOTAL SENIOR LIABILITIES" means total liabilities less Subordinated Debt. "TANGIBLE CAPITAL" means Tangible Net Worth plus Subordinated Debt. "TANGIBLE NET WORTH" means Borrower's total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) less Total Debt. "TOTAL DEBT" means all of Borrower's liabilities, including Subordinated Debt. "SUBORDINATED DEBT" means indebtedness and liabilities of

Borrower that have been subordinated by written agreement to indebtedness owned by Borrower to Bank in form and substance acceptable to Bank.

                  (ii) Current Ratio. Maintain a ratio of Current Assets to Current Liabilities in excess of (i) 1.25 to 1.00, calculated for the first and second quarters of each calendar year, and (ii) 1.50 to 1.00, calculated for the third and fourth quarters of each calendar year. "CURRENT ASSETS" and "CURRENT LIABILITIES" means all assets and liabilities as defined by GAAP.

                  (iii) Operating Cash Flow to Fixed Charge Ratio. Maintain a ratio of Operating Cash Flow to Fixed Charges of not less than 1.25 to 1.00, calculated at the end of each quarter for the preceding 12-month period. "OPERATING CASH FLOW" means net income after taxes and exclusive of extraordinary gains and losses and gains on assets sales and other income, plus depreciation, amortization, interest expense and lease expense, less dividends and distributions. "FIXED CHARGES" means interest expense, plus lease expense, plus current maturities of long-term debt and current maturities of Capital Leases (calculated for the preceding 12-month period);

                  (iv) Minimum Clearance Period. Borrower shall reduce the amount of its short-term Indebtedness owing to Bank to zero ($0) for at least sixty (60) consecutive days during each fiscal year.

                  (v) Distributions. So long as the Reimbursement Obligations remain outstanding, there shall be no dividends, distributions, loans or advances to any employee, officer or shareholder of Borrower without the prior written consent of Bank unless Borrower is in compliance with each obligation of Borrower under this Agreement and each Related Document after giving effect to said dividend, distribution, loan or advance;

                  (vi) Contingent Obligations. Not create or incur Contingent Obligations (except as disclosed pursuant to Section 6.01(H));

                 (vii) Indebtedness. Not create, incur, commit or become liable for any Indebtedness in an aggregate amount in excess of One Million Dollars ($1,000,000), except (i) any Reimbursement Obligation or other Indebtedness to Bank; (ii) existing Indebtedness reflected on the balance sheet referenced in
Section 6.01(H) or to which Bank consents; and (iii) unsecured, short-term Indebtedness arising from current operations by purchasing on credit goods, services, supplies, or merchandise and not constituting borrowings.

               7.01(H) Maintenance and Inspection of Records. Borrower shall maintain adequate and complete records and books of account in accordance with Generally Accepted Accounting Principles, which books shall reflect all financial transactions of Borrower, in accordance with Generally Accepted Accounting Principles. Borrower shall permit any of Bank's representatives to visit and inspect any of the properties of Borrower, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its respective officers, employees and independent public accountants (and by this provision Borrower authorizes said accountants to discuss the finances and affairs of Borrower with Bank or its accountants or other agents) all at such reasonable times and as often as may be reasonably requested.

               7.01(I) Employee Benefit Programs. Conduct its operations so that the representations, warranties and covenants in Section 6.01(P) with respect to any Plan continue to be true during the term of this Agreement. For purposes of this Section 7.01(I), "its operations" shall include all operations of "Borrower" as defined in Section 6.01(P) of this Agreement.

               7.01(J) Indemnification. Indemnify and hold harmless Bank from and against any and all claims, actions, suits and other legal proceedings and from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including, without limitation, interest, penalties, and reasonable attorneys' fees and expenses) which Bank may incur (or which may be claimed against Bank by any other Person or entity whatsoever) by reason of or in connection with (i) the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit (except to the extent directly and actually resulting from the gross negligence or willful misconduct of Bank);
(ii) the execution, delivery, performance, breach (including but not limited to the inaccuracy when made of any representation or warranty), enforcement (including affirmative suits and the defense of any claim or liability whatsoever), collection, administration, and any amendment of this Agreement (requested by Borrower) or any Related Document; (iii) the offering, issuance, sale or distribution of the Bonds or the issuance of the Letter of Credit, including, but not limited to, any violation or alleged violation of any federal or state securities law or regulation or restriction of any nature to the extent related, directly or indirectly, to any untrue statement in disclosure materials (other than as to information regarding the Bank), or in any Related Documents of a material fact regarding Borrower, any of its members, the Property or the Project, or the omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; (iv) any suit, proceeding or governmental action brought or taken in connection with the execution and delivery of the Bonds or the use of (or proposed or potential use of) the proceeds of the Bonds or any drawing under the Letter of Credit; (v) any failure of Bank to honor a drawing under the Letter of Credit as a result of a Government Act (as hereinafter defined); (vi) any loss or liability incurred by Bank as a result of or in connection with the use, release or existence of hazardous wastes, toxic substances or the like deposited on any property upon which any part of the Project, Property or Borrower is located prior to foreclosure or deed-in-lieu of foreclosure of such Property to Bank, including but not limited to, the property subject to the Deed of Trust; or (vii) the Letter of Credit (except to the extent directly and actually resulting from the gross negligence or willful misconduct of Bank), including but not limited to any violations or alleged violations of securities laws or regulations; it being the intention of the parties that this Agreement shall be construed and applied to protect and indemnify Bank against any and all risks set forth in (i) through (vii) above or otherwise involved in the issuance and maintenance of the Letter of Credit, all of which risks are hereby assumed by Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body ("Government Acts"). Bank shall not, in any way, be liable for any failure by Bank to pay any draft under the Letter of Credit as a result of any Government Acts or any other cause beyond the control of Bank.

Notwithstanding the foregoing, Borrower shall not be required to indemnify Bank for any claims, damages, losses, liabilities, costs or expenses to the direct and actual extent, caused by (i) the gross negligence or willful misconduct of Bank in determining whether a draft or certificate timely and properly presented under the Letter of Credit complies with the terms of the Letter of Credit, or
(ii) Bank's willful and wrongful failure to pay under the Letter of Credit after the timely and proper presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit and applicable law. Nothing in this Section 7.01(J) is intended to limit or shall limit any obligation of Borrower to Bank, including but not limited to the Reimbursement Obligations of Borrower contained in Article III of this Agreement.

        As between Borrower and Bank, Borrower shall assume all risks of the acts, omissions or misuse of the Letter of Credit by the Trustee or any transferee of the Letter of Credit ("transferee"). Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted to Bank by any party in connection with the application for and issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for the use made of the Letter of Credit or any acts or omissions of the Trustee or any transferee or for failure of the Trustee or any transferee to comply fully with conditions required in order to draw upon the Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, wire, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of terms; (vi) for reliance upon telecopy purportedly made or sent by the Trustee or any transferee in lieu of submission of any draft, annex, certificate or other document required under the Letter of Credit, or for any loss or delay in the transmission or otherwise of any draft, certificate or document required in order to make a drawing under the Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the Trustee, any transferee or any Person to whom payment was made pursuant to order of the Trustee or any transferee, of the proceeds of any drawing under the Letter of Credit; (viii) for payment by Bank under the Letter of Credit against presentation of documents which do not strictly comply with the terms of the Letter of Credit, including failure of any document to bear any or adequate reference to the Letter of Credit (except to the extent directly and actually resulting from the gross negligence or willful misconduct of Bank); (ix) any delay in giving or failing to give any notice, demand or protest; and (x) for any consequence arising from causes beyond the control of Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of Bank's rights or powers hereunder. Borrower hereby waives all rights (if any) to receive notice of any of the foregoing and of any other matter or action related to the Letter of Credit except for such notices as Bank expressly agrees herein to provide.

        Bank shall not be responsible for calculating the amount of, determining the authority for, or notifying Borrower with respect to any draw on the Letter of Credit. In supplementation and not in limitation of the above provisions, any action taken or omitted by Bank under or in connection with the Letter of Credit or the annexes, if taken or omitted in good faith, shall not put Bank under any resulting liability to Borrower.

        Upon demand by Bank, Borrower shall reimburse Bank for any reasonable legal or other expenses (including attorneys' fees) incurred in connection with investigating or defending against any of the foregoing. If any action, suit or proceeding arising from any of the foregoing is brought against Bank, Borrower, to the extent determined by Bank as necessary or advisable in order to protect Bank's rights hereunder, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to Bank).

        Borrower hereby expressly acknowledges that each reference to Bank in this Section 7.01(J) is and shall be deemed to be a reference to all officers, agents, directors and counsel for or of Bank, which Persons shall be indemnified to the same extent as and shall have the same rights and obligations of Bank under this Section 7.01(J). The obligations of Borrower under this Section 7.01(J) shall survive payment in full of Borrower's obligations under this Agreement, all Related Documents and termination of the Letter of Credit.

               7.01(K) Disclosure. Make all written disclosure relating to the Borrower, each Property and the Project necessary to ensure that this Agreement, the placement memorandum and the Related Documents do not contain any untrue statement of a material fact relating to the Borrower, each Property and the Project and do state all material facts relating to the Borrower, each Property and the Project necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is, to the best of Borrower's knowledge, no fact which would have a Material Adverse Effect on its business, prospects, condition, affairs or operations of Borrower, the Property, the Project or any of their respective properties or assets which has not been disclosed to Bank in writing.

               7.01(L) Legal Existence. Preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization and qualify and remain qualified as a corporation in each jurisdiction where the failure to so qualify would have a Material Adverse Effect on the business of Borrower or its operations. Borrower shall take all reasonable action to maintain all rights, privileges and franchises necessary or desirable to the normal conduct of its business, and will comply with all Contractual Obligations and Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect on the business, operations, property or financial or other condition of Borrower.

               7.01(M) Maintenance of Business; No Mergers, Etc. Except for completion of the Tender Offer and Planned Restructure, cause its business to be carried on and conducted only in the ordinary course and not merge, consolidate, reorganize, liquidate, dissolve or otherwise dispose of, terminate or change the corporate structure of Borrower, without the prior written consent of Bank which consent shall not be unreasonably withheld. Borrower shall cause its properties to be maintained, preserved and kept in accordance with Requirements of Law and in good repair, working order and condition and cause all needful and proper repairs, renewals and replacements thereof to be made. Borrower shall not change in any material way the design, ownership, or management of the Project or the Property without the prior written consent of Bank. Upon demand of Bank, Borrower shall correct any structural defect in the Project or the Property or any material departure from the plans and specifications approved by any Governmental Body or any encroachment by any part of the real property constituting the Project or the Property or any other structure on or over any building lines, easements, property lines or other restricted areas which any survey or inspection reflects. Borrower shall not sell, lease or otherwise dispose of its properties and assets (except for sales of inventory and equipment in the ordinary course of business) until payment in full of all Indebtedness under this Agreement. Borrower shall not sell, lease or otherwise dispose of its real property and buildings with a fair market value or sales price in excess of $250,000 without the prior written consent of Bank which consent shall be unreasonably withheld. Nothing in this Section shall prevent Borrower from selling, leasing, abandoning or otherwise disposing of worn out or obsolete property which serves as collateral for the Reimbursement Obligations of Borrower under this Agreement so long as the proceeds of such sale are used to purchase replacement property of at least comparable quality, value and utility.

               7.01(N) Claims. Promptly pay or otherwise satisfy, and discharge all of its Indebtedness, Contractual Obligations and all demands and claims against it as and when the same become due and payable, other than any thereof whose validity, amount or collectability is being contested in good faith and for which reserves in an amount reasonably requested by Bank have been set aside.

               7.01(O) Compliance with Liens. Comply with all terms, conditions, covenants and provisions of any Liens at such time existing upon its properties or any part thereof or securing any of its Indebtedness.

               7.01(P) Insurance. Maintain for itself such insurance against loss or damage to its tangible property of the kinds customarily insured against by Persons similarly situated, with reputable companies or with the United States government or any agency or instrumentality thereof, in such amounts and by such methods as shall be adequate, and will at all times maintain or cause to be maintained in full force and effect, with reputable companies and in such amounts and by such methods as shall be adequate, public liability insurance against loss or damage to it for bodily injury or death in or about any premises occupied by it, and liability insurance against loss or damage to it for bodily injury or death or injury to property occurring by reason of the operation by it of any motor vehicle or other equipment. The requirements of this Section 7.01(P) shall be in addition to the insurance provisions contained in the Deed of Trust with respect to the collateral described therein. Upon demand by Bank, Borrower shall furnish to Bank certificates of insurance or duplicate policies evidencing such insurance together with evidence to the satisfaction of Bank that Bank is shown as a loss payee to the extent of its insurable interest.

               7.01(Q) Third Party Beneficiary. Borrower acknowledges that in addition to all rights and benefits of Bank herein, Bank is a beneficiary of all representations, warranties, and covenants made by Borrower to or for the benefit of owners of Bonds or made in any Related Document to or for the benefit of any Person.

               7.01(R) Special Statutes. Issuance of the Bonds, the proposed use of Bond proceeds, and execution, delivery and performance of the Reimbursement Agreement and the Related Documents does not violate any Requirement of Law.

               7.01(S) Bank Accounts. Borrower shall maintain its primary deposit account and the Sinking Fund Account described in Section 7.01(Y) with Bank.

               7.01(T) Amendments. Not modify, supplement, amend or consent to the modification, supplementation or amendment of the Indenture, or any Supplemental Indenture or any other Related Document in any respect whatsoever, and not accept the benefit of any waiver of any provision or condition of the foregoing, without the prior written consent of Bank.

               7.01(U) Liens. Not create, assume or suffer to exist (excluding Liens listed on Exhibit C hereto) any Lien (including the lien of an attachment, judgment or execution) or security interest, securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired and which secures the Borrower's obligations under this Agreement, except:

                       (i) Liens or charges for current taxes, assessments, or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings diligently prosecuted upon stay of execution of the enforcement thereof;

                       (ii) Deposits or pledges securing (1) statutory obligations; (2) surety or appeal bonds; (3) bonds for release of attachment, stay of execution or injunction; or (4) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, for purposes of like general nature in the ordinary course of Borrower's business;

                       (iii) Easements, rights of way, covenants, restrictions and other encumbrances affecting Borrower's property, whether or not currently existing, which are accepted in writing by Bank and (1) do not directly or indirectly constitute a lien securing an obligation for the payment of money and
(2) have no Material Adverse Effect on the use of such property for its purposes; and

                       (iv) Minor irregularities in the title to any such property which have no Material Adverse Effect on the use of such property for its purposes and which are accepted in writing by Bank.

               7.01(V) Restrictions on Future Debt. After the Date of Issuance and except as set forth in Section 7.01(G)(vi) above, not participate with any Person in a manner which would cause issuance of debt (including but not limited to bonds or warrants of every nature whatsoever) which is a direct or indirect obligation of Borrower or which relates in any manner to Indebtedness of Borrower or other Person for the benefit of Borrower, unless such Indebtedness and the security therefor has been approved in writing by Bank and is expressly subordinate to the Bonds and the liens, pledges and security interests granted the owners of Bonds and Bank in the Indenture, or in any Related Document. Borrower agrees to give Bank notice of every proposed issuance of debt by Borrower or other Person for the benefit of Borrower at least thirty
(30) days before the proposed date of issuance.

               7.01(W) [Intentionally Deleted]

               7.01(X) Conditions Precedent. Borrower represents and warrants that (1) each condition precedent to the issuance of the Bonds has been satisfied in full; and (2) the Bonds will be issued solely for a purpose or purposes set forth in and as authorized by the Indenture.

               7.01(Y) Mandatory Sinking Fund Payments; Redemption of Bonds. Commencing on the first day of January, 2001, and on the first day of each and every month thereafter, Borrower shall pay Bank the mandatory principal, interest and other sinking fund payments set forth in the Schedule annexed hereto as Exhibit D and by this reference incorporated herein. Such payments shall be deposited in an account to be maintained by Borrower with Bank, presently identified as Account No. 479681014201 (the "SINKING FUND ACCOUNT"). The Sinking Fund Account shall be maintained at Bank and shall be invested in Permitted Investments or as otherwise agreed in writing by Bank and Borrower.

        SECTION 7.02. Conditions Precedent to Disbursements of Bond Proceeds.

               A. Initial Disbursement. [Intentionally deleted.]

               B. Subsequent Disbursements. [Intentionally deleted.]

               C. Final Disbursement. [Intentionally deleted.]

               D. Disbursements Generally. There shall be no disbursement out of the Loan Fund held by the Trustee without the written approval of Bank, which approval shall be given in accordance with the provisions of this Agreement and the Loan Documents. Bank is hereby authorized without any request or direction by Borrower, to approve disbursements out of the Loan Fund held by the Trustee and other deposits, if any, of the Borrower with the Trustee, from time to time to pay interest on the Bonds, to reimburse Bank for drawings made on the Letter of Credit or to pay directly Bank's expenses and advances, whether or not there are adequate reserves therefor in accordance with the provisions of this Agreement. Bank shall provide Borrower with invoices prior to each disbursement of funds out of the Loan Fund held by the Trustee.

        SECTION 7.03. Assignment/Miscellaneous.

               A. Borrower Assignment. Borrower may not convey, assign, mortgage, pledge, transfer, hypothecate, encumber or otherwise dispose of its rights or obligations under this Agreement, the Related Documents, or the Project (except as provided in the Deed of Trust) without the prior written consent of Bank. A breach of this provision, directly or indirectly, shall be an Event of Default under this Agreement and shall not vest any rights in the purported transferee.

               B. Bank Assignment. Bank may assign its rights and obligations in and to this Agreement and the Related Documents to another lender having the financial ability to perform Bank's obligations. Any such assignment by Bank shall be deemed to have been made pursuant to this Agreement and not to be a modification hereof, and the disbursements made by any such assignee hereunder shall be evidenced and secured by the Deed of Trust.

               C. Advertising. Bank may place a sign upon the Project specifying that it is providing the financing of the Project and, further, Bank reserves the right to publicize the financing and may include in publicity releases, if applicable, the names of the owner and a general description of the Project, its occupancy and use.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

        SECTION 8.01. Events of Default; Acceleration and Remedies. The following shall be defaults under this Agreement and the terms "EVENT OF DEFAULT" or "DEFAULT" shall mean any one or more of the following events:

        (a) Borrower shall fail to pay or cause to be paid when due any amount of money required to be paid under this Agreement or any of the Related Documents; or

        (b) Any Lien(s) of Bank in any portion of the collateral which secures Borrower's Reimbursement Obligations under this Agreement or any of the Related Documents shall, for any reason, be impaired or cease to exist as valid and binding first priority Liens (other than for Liens expressly permitted under Section 7.01(U) of this Agreement, any portion of the collateral which secures Borrower's Reimbursement Obligations under this Agreement or any of the Related Documents shall be materially adversely affected (as determined by Bank) by any uninsured loss, theft or becomes the subject of or affected by any forfeiture, seizure or similar claim; or

        (c) Borrower shall fail to perform, keep or observe any term, covenant, agreement, warranty, or condition (not involving a payment obligation) contained in this Agreement or any of the Related Documents and any such failure shall remain unremedied for ten (10) days after written notification thereof shall have been given to Borrower by Bank; notwithstanding the preceding clause, if the Default is of a nature that is not susceptible to cure within 10 days and if Borrower commences to cure the Default within said period, Borrower shall not be deemed to be in Default if it diligently prosecutes said cure thereafter to completion and, notwithstanding such diligence, cures said Default by the thirtieth (30th) day after the date of said written notification; or

        (d) Any representation or warranty made by Borrower under or in connection with this Agreement or any Related Document shall prove to have been untrue when made; or

        (e) Borrower shall default in the payment of the principal of or interest on any Indebtedness of Borrower to any Person, or under any other agreement with Bank, if any, which default has a Material Adverse Effect on Borrower and with respect to which all applicable cure periods have expired; or

        (f) A Plan shall fail to maintain the minimum funding standard required by Section 412 of the Code for any Plan Year or a waiver of such standard is sought or granted under Section 412(d) of the Code; a Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under Title IV of ERISA; or Borrower (for purposes of this paragraph, "Borrower" shall have the meaning set forth in Section 6.01(P) of this Agreement) has incurred or is likely to incur a liability to or on account of a Plan in connection with the complete or partial termination of, or complete or partial withdrawal from, any Plan covered or previously covered by Title IV of ERISA, which liability or material risk of liability, in the opinion of Bank, will have a Material Adverse Effect upon the business, operations or the financial condition of Borrower; or

        (g) Borrower shall consolidate, dissolve or liquidate or take an equivalent action or an involuntary petition shall have been filed under any federal or state bankruptcy, bankruptcy reorganization, insolvency, moratorium or similar statute against Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official shall be appointed to take possession, custody, or control of the property of Borrower, or Borrower shall become insolvent or shall admit in writing its inability to pay its debts as they mature, or Borrower shall file any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or Borrower shall make an assignment for the benefit of creditors or enter into an agreement of composition with its creditors; or Borrower shall fail generally to pay its debts as they become due; or Borrower shall fail to promptly have discharged any judgment, execution, garnishment or attachment of such consequence as could impair the ability of Borrower to carry on its operations as presently conducted or to fulfill its obligations under this Agreement or the Related Documents;

        (h) There is any default by Borrower under the Lease; or

        (i) The occurrence of an "event of default" under any Related Document, except that such shall not be an Event of Default hereunder until expiration, without cure, of any period to effect cure contained in the Related Document.

        With respect to any Event of Default, (i) in any such event described in this Section 8.01(g), all amounts due or to become due under this Agreement shall automatically be due and payable without notice or demand or any action whatsoever by Bank; and
(ii) in all other Events of Default Bank may, upon notice (of any nature allowed by law) to Borrower, declare all amounts of any nature whatsoever payable under this Agreement or the Related Documents, to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and may, without notice to Borrower, deliver Annex D to the Letter of Credit to the Trustee.

        In addition, upon any Event of Default, Bank may at its election, without prior notice or demand, (1) require Borrower to deposit immediately with Bank in cash, out of legally available funds, as security for the obligations of Borrower to Bank hereunder, under any Related Document and under the Letter of Credit, a sum equal to the then Stated Amount of the Letter of Credit (as defined therein) and to institute legal proceedings against Borrower to collect that sum if it is not deposited on demand; and (2) exercise any or all rights available to it under this Agreement, in equity or by applicable law, including but not limited to (at the sole option of Bank), all actions that could be taken by a secured party under the Washington Uniform Commercial Code. If the deposit required by clause (1) of this paragraph is not timely made, Borrower hereby agrees that Bank may from time to time withdraw all or part of the required amount from any funds of Borrower then held by Bank without demand, notice or liability for such withdrawal(s), except that all amounts withdrawn shall be held by Bank for the purposes specified in clause (1). Borrower specifically grants Bank a security interest in such moneys and deposit and all income thereon. Borrower further agrees that Bank may provide notice to the Trustee upon any Default hereunder for the purpose of causing mandatory redemption of all Bonds pursuant to Section 7.02 of the Indenture. No action taken by Bank shall be deemed to be an election of remedies by Bank, it being the intention of the parties that Bank shall be entitled to exercise all remedies separately or concurrently and in any manner allowed by law.

                                   ARTICLE IX
                                    SECURITY

        SECTION 9.01. Funds, Accounts and Security Agreement. The Borrower represents, certifies, warrants and covenants to Bank that all monies from time to time on deposit in the Funds and Accounts established under the Indenture shall be held by Trustee in trust for the owners of the Bonds and Bank until full payment of the principal of and interest on the Bonds and of all obligations of Borrower to Bank under this Agreement or the Related Documents.

        Borrower hereby makes to Bank or Trustee (as the case may be) for the equal benefit of Bank and owners of the Bonds, all pledges, assignments, grants, covenants and agreements set forth in the Indenture and the Loan Agreement and all pledges, grants of liens and security interests and covenants contained therein are incorporated herein by this reference as if fully set forth herein. Borrower hereby consents to Bank's status as a beneficiary under the Indenture and acknowledges that the trust estate of the Indenture as supplemented from time to time secures not only the payment of the Bonds but also secures the payment of all sums due or to become due Bank pursuant to this Agreement or any Related Document.

        SECTION 9.02. Funding and Maintaining the Funds. Until the principal of and interest on the Bonds shall have been fully paid and until all other sums of every nature whatsoever due or to become due Bank pursuant to this Agreement or any Related Document are paid in full, Borrower shall maintain the Funds and cause moneys to be deposited in each fund or subaccount thereof in accordance with the terms of the Indenture and this Agreement in amounts sufficient to pay all principal of and interest on the Bonds as well as all other sums due or to become due to Bank pursuant to this Agreement or any Related Document.

        Borrower agrees that whenever any sum is required to be placed in any of said Funds by the terms of any agreement and whenever any other sum is due and owing Bank under this Agreement or the Related Documents, Borrower shall place sufficient moneys in said Funds to pay such sums. Borrower further agrees that the Trustee is authorized and hereby directed to forward such sums to Bank in accordance with the Indenture or this Agreement. Nothing contained herein shall impair the right of Bank to demand and receive payment directly from Borrower in lieu of or notwithstanding funding of said Funds to the extent such funds are available to Bank, which demand shall be at the sole option of Bank. Borrower hereby represents, certifies and warrants to Bank that payment of all debt due or to become due Bank by virtue of this Agreement is payable from (in addition to said Funds and the trust estate of the Indenture) all other available sources of moneys to Borrower whether now or hereafter existing.

        SECTION 9.03. Interest of Bank and Owners of Bonds. Any moneys transferred by the Trustee from any of the Funds for payment on the Bonds or sums due Bank shall continue to be held in trust for the owners of the Bonds and Bank until disbursement or deemed disbursement of such moneys by the Trustee to owners of the Bonds or, to the extent not inconsistent with the rights of the Owners of the Bonds, to Bank.

        Borrower agrees to deliver copies of this Agreement and the Indenture to the Trustee on the date of execution or adoption of the aforesaid to provide specific notice of the trust for Bank and the owners of the Bonds in the moneys in the Funds and to provide notice for all other purposes, including but not limited to notice to all persons of the security interests, pledges and liens granted to or for the benefit of the owners of Bonds and Bank in said Funds.

        SECTION 9.04. Transfers and Other Liens. Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the monies in the Funds or Accounts except as provided herein or in the Indenture, or (ii) create or permit to exist any pledge, Lien, security interest, or other charge or encumbrance of any nature whatsoever upon or with respect to the moneys in the Funds (except the interest of Bank or of the owners of the Bonds and as otherwise allowed in the Indenture).

        SECTION 9.05. Priority Of Payment; Application of Sums Upon Notice of Default. Upon any drawing under the Letter of Credit honored by Bank, Bank shall have priority over the owners of the Bonds to all sums then or thereafter in any of the Funds to the extent of any such drawing (but only to such extent). Upon an Event of Default and delivery to the Trustee of notice in the form of Annex D to the Letter of Credit, the Trustee shall apply all sums in the Funds available for payments on the Bonds to payment of obligations of Borrower in the following priority: first, to the reimbursement of Bank for any amount honored by Bank pursuant to the Letter of Credit; second, payment then due the owners of the Bonds; and third, payment of any sums then due Bank pursuant to this Agreement or the Related Documents.

        SECTION 9.06. Return of Funds. Upon the payment in full of all obligations of every nature whatsoever due or to become due Bank pursuant to this Agreement, any Related Document or due by operation of law or in equity, the Trustee shall return any sums remaining in the Funds as shall not have been applied pursuant to the terms hereof or the Related Documents, to Borrower or whosoever shall then be legally entitled thereto.

                                    ARTICLE X
                                  MISCELLANEOUS

        SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Related Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 10.02. Notices, Etc. Except as otherwise provided in this Agreement or as otherwise allowed to Bank by law, all notices, requests, demands or other communications shall be in a writing addressed to the respective party at the address given below or to such other address as the parties may from time to time specify in writing. Notice shall be deemed to have been given when (a) personally delivered, (b) given by a telex or machine-confirmed facsimile, or
(c) after placement in the U.S. mails as certified or registered, return receipt requested, first-class postage prepaid, the receipt indicates delivery or refusal or failure to accept delivery:

        If to the Borrower:         Lindal Cedar Homes, Inc.
                                    4300 South 104th Place
                                    Post Office Box 24426 (98214)
                                    Seattle, Washington  98124
                                    Attention:  Robert W. Lindal
                                    Fax:  (206) 725-1615

        If to Bank:                 KeyBank National Association
                                    Corporate Banking, Mailcode WA-31-18-0422
                                    601 - 108th Avenue NE, Fourth Floor
                                    Bellevue, Washington  98004
                                    Attention: Jill Scheuermann
                                    Fax:  (206) 344-2332

        If to the Trustee:          U.S. Bank Trust National Association
                                    1420 Fifth Avenue, 7th Floor, WWH1022
                                    Seattle, Washington 98101
                                    Attention:  Corporate Trust Division
                                    Fax: (206) 344-4632

or as to each party, at such other address as shall be designated by such party in a written notice to the other parties. Any notice delivered by facsimile shall also be mailed to each party at its address set forth above.

        SECTION 10.03. No Waiver; Remedies. No failure on the part of Bank to exercise, and any delay in exercising, any right under this Agreement or any Related Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the aforesaid preclude any other or further exercise thereof or the exercise of any other right from time to time and as often as Bank may deem expedient and without notice (except any notice which is specifically required by written agreement). The remedies provided in this Agreement or the Related Documents are cumulative and not exclusive of any remedies provided by law or in equity, now or hereafter existing.

        SECTION 10.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistently applied, except as otherwise stated herein.

        SECTION 10.05. Definitions. All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Indenture.

        SECTION 10.06. Security Costs, Expenses and Taxes. In addition to the fees and expenses Borrower has agreed to pay pursuant to Section 4.05 hereof, Borrower also agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording, continuation, maintenance, administration and termination of the liens, or security interests or other interests granted by Borrower in any Related Document or any other documents to be delivered under the Related Documents. Borrower further agrees to pay all title insurance and recording fees and costs of every nature whatsoever incurred by Bank (if any).

        SECTION 10.07. Binding Effect; Assignment. This Agreement shall become effective when it shall have been executed by Borrower and Bank and thereafter shall be a continuing obligation binding upon and inuring to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower shall not have the right to assign any of its rights or obligations hereunder or under any Related Document (including but not limited to any rights in Bond proceeds) or any interest herein or therein without the prior written consent of Bank. Bank without the consent of Borrower, may sell, transfer, assign, negotiate, pledge or otherwise hypothecate or participate all or any portion of this Agreement, or grant participations herein, in the Letter of Credit or in any of its rights or security hereunder or under the Related Documents, including without limitation, the instruments securing Borrower's obligations hereunder. No such disposition by Bank, however, will relieve Bank of its obligation under the Letter of Credit. In connection with any such disposition or in connection with any examination of Bank, Bank may disclose to the proposed transferee or regulatory authority any information that Borrower is required to deliver to Bank or to which Bank is otherwise entitled pursuant to this Agreement or any Related Document from time to time. Bank may also disclose such information to its affiliates.

        SECTION 10.08. Governing Law. This Agreement and each Related Document in favor or to which Bank is a party shall be governed, construed and enforced in accordance with the laws of the State of Washington, and venue of any action concerning this Agreement or any Related Document shall be held in King County, Washington or such other county as Bank may request.

        SECTION 10.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the terms hereof and supersedes any and all other agreements relating to the subject matter of this Agreement, oral or written, among any or all of the parties (except for the Related Documents). The headings of the various sections and subsections of this Agreement and of any Related Documents are for convenience of reference only and do not constitute a part of the respective document and shall not affect the meaning or construction of any provision. No amendment, waiver or forbearance of any provision of this Agreement or of any Related Document shall be effective unless the same shall be in a writing signed by Bank. Any such waiver or forbearance shall only be effective for the specific purpose and in the specific instance given and not for other or subsequent purposes or instances and no forbearance or waiver shall affect Bank's right to refuse further forbearances or waivers. If any portion of this Agreement or any Related Document is held to be invalid or unenforceable, the remaining portions and provisions and conditions thereof regarding Borrower's obligations shall remain in full force and effect. Time is of the essence of this Agreement and each Related Document. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

        SECTION 10.10. Jury Waiver. BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM ARISING OUT OF THIS AGREEMENT, THE LETTER OF CREDIT AND ANY RELATED DOCUMENT, WHETHER NOW OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND HEREBY CONSENTS AND AGREES THAT ANY SUCH CLAIM MAY, AT BANK'S ELECTION, BE DECIDED BY TRIAL WITHOUT A JURY AND THAT BANK MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER AND AGREEMENT CONTAINED HEREIN.

        SECTION 10.11. Securities Law. Borrower acknowledges and agrees that except for the information describing Bank in its role as the issuer of the Letter of Credit supplied by Bank and except for matters stated in the opinion of Bank's counsel, neither Bank (nor its counsel) (a) has and shall not be deemed to have made any representation regarding sale of the Bonds or the financial strength, integrity or revenues of Borrower; (b) has any responsibility or liability for the issuance, offer or sale of the Bonds; (c) has participated in the preparation of the placement memoranda (except with respect to supplying information about Bank) or is responsible or liable for any statements contained therein or omissions therefrom, or for the accuracy or completeness thereof; and that (d) nothing contained in this Agreement, the placement memoranda or any of the Related Documents is intended to impose any liability or responsibility related to the aforesaid on Bank in its capacity as the issuer of the Letter of Credit or its counsel.

        For use in the placement memoranda, Bank agrees to supply the aforesaid descriptive information and, within thirty (30) days of Borrower's written demand therefor, an updated version of said information for use in any subsequent or amended placement memoranda regarding the Bonds. Upon written request therefor, Bank shall, as soon as practical, also supply copies of Bank's annual report. To the extent other information is requested of Bank, Borrower agrees to pay all expenses and fees of every nature whatsoever (including reasonable attorneys' fees) incurred by Bank in connection therewith.

        SECTION 10.12. Subrogation. Notwithstanding the fact that Bank's obligation under the Letter of Credit is primary, as opposed to the secondary obligation of a guarantor, Borrower expressly agrees that Bank shall be subrogated to all rights of every nature whatsoever of the owners of Bonds or the Trustee in or to the entire trust estate of the Indenture and that upon payment by Bank under the Letter of Credit, Bank shall be entitled to exercise all rights and remedies of any person with subrogation rights and all rights and remedies accorded a guarantor by law or in equity. Nothing in this Section 10.12 shall impair any right of Bank under the Indenture.

        SECTION 10.13. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by Borrower in connection herewith or any Related Document shall survive the execution and delivery of this Agreement, regardless of any investigation made by Bank or on its behalf, and shall continue until payment in full of all sums due or to become due from Borrower to Bank hereunder or under any of the Related Documents.

               SECTION 10.14.Washington State Notice. Bank hereby notifies Borrower as follows:

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY/EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    "BORROWER"

                                    LINDAL CEDAR HOMES, INC., a Delaware
                                    corporation


                                    By
                                      ----------------------------------------
                                                 Robert W. Lindal
                                             Chairman of the Board and
                                              Chief Executive Officer


                                    "BANK"

                                    KEYBANK NATIONAL ASSOCIATION, a national banking association


                                    By
                                      ----------------------------------------
                                         Jill Scheuermann, Vice President

                                    EXHIBIT A

                            FORM OF LETTER OF CREDIT

                                   EXHIBIT B-1

                          LEGAL DESCRIPTION--BURLINGTON



        Property located at 1156 Water Tank Road, Burlington, Skagit County, Washington.

A Leasehold interest in the following described property:

Lot 74, and portions of Lots 66, 67, 72, 73 and 75 of "SKAGIT REGIONAL AIRPORT BINDING SITE PLAN, PHASE I", approved August 22, 1986, and recorded August 25, 1986, in Book 7 of Short Plats, at Pages 111 through 120, inclusive, records of Skagit County, Washington, under Auditor's File No. 8608250002, described as follows:

Beginning at the Northeast corner of said Lot 75; thence South 0 degrees 41' 46" West along the East line of said Lot 75, a distance of 94.08 feet; thence North 88 degrees 58' 01" West parallel with the South line of said Lot 74, a distance of 181.02 feet; thence North 74 degrees 30' 01" West, 59.08 feet; thence North 86 degrees 20' 58" West, 36.05 feet; thence South 56 degrees 00' 20" West, 28.59 feet; thence North 88 degrees 58' 01" West, 120.38 feet; thence North 21 degrees 41' 05" West, 246.93 feet; thence North 16 degrees 00' 00" East, 170.03 feet; thence North 89 degrees 33' 47" West parallel with the North line of said Lot 73, a distance of 18.35 feet; thence North 1 degree 01' 59" East, 125.60 feet to a point on the North line of said Lot 72, said point also being on the South margin of Steele Road; thence South 89 degrees 33' 47" East along said South line, 49.08 feet; thence South 30 degrees 41' 13" East, 42.30 feet; thence North 81 degrees 16' 52" East, 152.32 feet; thence North 43 degrees 24' 00" West,
16.60 feet to a point on said North line of Lot 73; thence South 89 degrees 33' 47" East along said North line, 151.58 feet to the beginning of a curve to the right having a radius of 50.00 feet; thence Southeasterly along the arc of said curve to the right and the Northeasterly line of said Lot 73, through a central angle of 89 degrees 52' 24", an arc distance of 78.43 feet to a point of reverse curvature to the left, said curve having a radius of 505.26 feet; thence Southeasterly along the arc of said curve to the left and the East line of said Lot 73, through a central angle of 17 degrees 31' 42", an arc distance of 154.57 feet to the Southeast corner of said Lot 73; thence continuing Southeasterly along the arc of said curve to the left having a radius of 505.26 feet and the East line of said Lot 74, through a central angle of 4 degrees 57' 32", an arc distance of 43.73 feet to a point of reverse curvature to the right, said curve having a radius of 425.02 feet; thence Southeasterly along the arc of said curve to the right and said East line of Lot 74, through a central angle of 22 degrees 52' 25", an arc distance of 169.68 feet; thence South 0 degrees 41' 46" West along said East line of Lot 74, a distance of 20.00 feet to the point of beginning; said Site Plan being located in Section 33 and 34 of Township 35 North, Range 3 East, W.M., and Section 3 of Township 34 North, Range 3 East, W.M.


                                      B-1-1

                                   EXHIBIT B-2

                       LEGAL DESCRIPTION--OFFICE BUILDING


        Property located at 10411 Empire Way South, Tukwila, Washington.

        Real property located in King County, Washington and more particularly described as follows:

PARCEL A:

Lots 3 and 4 of King County Short Plat No. 1175023, According to Short Plat recorded January 23, 1978, under Recording No. 7801230620, in King County, Washington.

PARCEL B:

Easements for access over the westerly 30 feet of Lots 1 and 2 of said King County Short Plat No. 1175023 under Recording No. 7801230620;

And over the Westerly 30 feet of Lots 1 through 4 of King County Short Plat No. 1075037, according to Short Plat recorded January 23, 1978 under Recording No. 7801230619, in King County Washington;

And over portion of vacated Northeast 112th Street as granted in Recording Nos. 9504071058, 9504071059, 9504071060 and 9704301125.

                                     B-2-1

                                    EXHIBIT C

                                 PERMITTED LIENS

                          [To be provided by Borrower.]

                                    EXHIBIT D

             SCHEDULE FOR MANDATORY SINKING FUND PAYMENTS FOR BONDS

                                    EXHIBIT E

                               PENDING LITIGATION


                          [Attach letter from Borrower]

                                    EXHIBIT F

                             [Intentionally deleted]

                            LINDAL CEDAR HOMES, INC.
                      EXHIBIT C TO REIMBURSEMENT AGREEMENT
                                 PERMITTED LIENS

                                                                   ORIGINAL LOAN    MO. PYMT (P&I)    BAL. @ 12/10/00     FINAL PYMT
                                                                   -------------    --------------    ---------------     ----------
Washington Dept. of Trans.                  Olympia Property          33,268.56          357.48          28,676.41           357.48
Secured by:  Olympia real est.   1-Jan-97   10.00% 180 mos.                                                                1-Dec-11

                                                                  ORIGINAL LOAN      ANNUAL PYMT      BAL. @ 12/10/00    FINAL PYMT
                                                                  -------------      -----------      ---------------    ----------
WA Economic Dev Fin. Auth.                  IRB Loan               3,725,000.00      100,000.00       3,425,000.00
Secured by:  Deeds of Trust on   1-Nov-97   Interest var.
Burlington facility and Head
Office & Display Court

                                                                  ORIGINAL LOAN      MO. PYMT (P&I)    BAL. @ 12/10/00    FINAL PYMT
                                                                  -------------      --------------    ---------------    ----------
Puget Sound Leasing Co., Inc.               Security System           10,316.45          326.00           1,849.81           931.46
Secured by:  Equipment          18-Feb-98   12.899%  36 mos.                                                               1-Apr-01

Toyota Motor Credit Corp.                   Forklift  Model 52-       35,016.00        1,043.47          17,139.35         1,043.92
                                            6FGU40/60342
Secured by:  Equipment          25-May-99   4.619% 36 mos.                                                                 1-May-02

Toyota Motor Credit Corp.                   Forklift  Model           59,088.00        1,786.23          48,357.55         1,786.23
                                            52-5FD70/12818
Secured by:  Equipment           6-Jun-00   5.576% 36 mos.                                                                 1-May-03

                                                                  ORIGINAL LOAN      MO. PYMT (P&I)    BAL. @ 12/10/00    FINAL PYMT
                                                                  -------------      --------------    ---------------    ----------
Safeline Leasing                            1993 Clark OP-15          14,229.60          356.31           2,106.05           356.31
                                            elect. Forklift
Secured by:  Equipment           4-Sep-97   9.326%  48 mos.                                                                 4-Aug-01

                            WEDFA
                            NONRECOURSE REVENUE BONDS, 1997
                            Par Value of $3,725,000; $425,000 Series A (Taxable); $3,300,000 Series B (Tax-Exempt)
                            Final Pricing
                            $3,848,167 U.S. Bank Letter of Credit (Aa3 Moody's Rating)
=============================================================================================================================
                                           Letter of     Rating    Remarketing    Trustee      Conduit                TOTAL
Year    Principal     Coupon    Interest   Credit Fee      Fee         Fee          Fee          Fee       Misc.     PAYMENTS
-----------------------------------------------------------------------------------------------------------------------------
1998     100,000       6.45%    211,163          --         0           0          3,000          0         600       314,743
1999     100,000       6.45%    204,693      37,948         0           0          3,000          0         600       346,240
2000     100,000       6.45%    198,243      36,896         0           0          3,000          0         600       338,738
2001     125,000*      6.45%    191,793      35,844         0           0          3,000          0         600       356,237
2002     125,000       4.65%    183,700      34,530         0           0          3,000          0         600       346,860
2003     135,000       4.75%    177,918      33,229         0           0          3,000          0         600       349,746
2004     140,000       0.05%    171,505      31,823         0           0          3,000          0         600       346,928
2005     150,000       5.00%    164,645      30,363         0           0          3,000          0         600       348,608
2006     160,000       5.05%    157,145      28,799         0           0          3,000          0         600       349,544
2007     165,000       5.10%    149,065      27,129         0           0          3,000          0         600       344,794
2008     180,000       5.80%    140,650      25,407         0           0          3,000          0         600       349,657
2009     190,000       5.80%    130,210      23,521         0           0          3,000          0         600       347,331
2010     200,000       5.80%    119,190      21,531         0           0          3,000          0         600       344,321
2011     215,000       5.80%    107,590      19,435         0           0          3,000          0         600       345,625
2012     230,000       5.80%     95,120      17,183         0           0          3,000          0         600       345,903
2013     245,000       5.80%     81,760      14,773         0           0          3,000          0         600       345,153
2014     265,000       5.80%     67,570      12,206         0           0          3,000          0         600       348,376
2015     280,000       5.80%     52,200       9,430         0           0          3,000          0         600       345,230
2016     300,000       5.80%     25,960       6,496         0           0          3,000          0         600       346,056
2017     320,000**     5.80%     18,560       3,353         0           0          3,000          0         600       345,513
-----------------------------------------------------------------------------------------------------------------------------
       3,725,000              2,658,708     449,896                               60,000                 12,000     6,905,603

       BOND YIELD (based on principal and interest payments only)                             5.677%

       TRUE FINANCING COST (including estimated costs included in financing and all
       annual charges)                                                                        7.327%

       * $425,000 Series A Term Bonds subject to Redemption 1998-2001

       ** $2,425,000 Series B Term Bonds subject to Redemption 2008-2017

                                    EXHIBIT E
                               PENDING LITIGATION

PENDING LITIGATION WITH POTENTIAL FOR A MATERIAL ADVERSE EFFECT:

LORENZ ET ALL VS LINDAL CEDAR HOMES, INC.

        On February 1, 2000, six current and former dealers brought suit against Lindal Cedar Homes and two of its officers and directors in the U.S. District Court for the Western District of Washington for damages arising from the Company's termination or threatened termination of their dealership agreements. In late 1998 and early 1999, the Company terminated or threatened to terminate the dealership agreements of these individuals on the grounds that the dealers had breached their agreements by selling competitive products. The dealership contract, signed by each of these claimants, strictly prohibits a dealer from selling competitive products.

        The complaint alleges: (a) the failure of the Company to register as a franchise in certain states, including Washington, (b) numerous violations of the Washington Franchise Investment Protection Act, and
        (c) illegal tie-in requirements in violation of the Sherman Act and Washington Consumer Protection Act, including treble damages. The complaint does not specify the damages sought. However, in a mediation which preceded the filing of the lawsuit, the plaintiffs claimed damages, including trebling, of approximately $10 million (prior to attorneys fees).

        The Company's dealer agreement provides that, following unsuccessful mediation, a dealer may pursue claims under the agreement only through an arbitration proceeding binding on the dealer and the Company.

        The Company believes that neither the Washington Franchise Investment Protection Act nor the Federal Sherman Act is applicable, nor were there any violations of either act. The Company will vigorously defend the lawsuit. Any amount owing as a result of this lawsuit is currently not estimable and as such, the Company has not accrued any amounts relating to these claims.

        In the second quarter of 2000, the parties to lawsuit agreed to pursue the claims through binding arbitration before a panel of three arbitrators. The three arbitrators have been selected. The U.S. District Court for the Western District of Washington has issued an order staying the lawsuit pending the outcome of the arbitration. Binding arbitration is currently scheduled for late in the first quarter of 2001.


SHELL VS LINDAL CEDAR HOMES, INC.

        Plaintiff is a former Lindal dealer who alleges that Lindal Cedar Homes, Inc. infringed on his copyright of a certain design of Lindal home. Suit was just served on the Company and has not yet been reviewed by legal counsel.


BURKE VS LINDAL CEDAR HOMES, INC.

        Plaintiff is a customer residing in Wyoming, who purchased a Lindal house package in 1999, and is now seeking to recover costs and damages for improper engineering, construction, and quality of materials. Initial attempts to mediate the matter have been postponed so as to include insurance company representatives in future mediation. The attorney for plaintiff has outlined in excess of $1 million in damages, consisting mostly of repair costs estimated at 650,000.

SUTTON VS LINDAL CEDAR HOMES, INC.

        Plaintiff is a customer residing in Northern California, who purchased a Lindal house package in 1997, and ceased construction efforts in March 1997 leaving the house unfinished due to alleged engineering difficulties and delays. In March, 2000, a tentative agreement was reached sending the matter to binding arbitration in the State of California. Presently this case is still in the discovery phase. It is anticipated that a hearing date will be set between 30 and 60 days after notice that the matter is ready for hearing.


PAN ABODE VS LINDAL CEDAR HOMES, INC.

        This matter pertains to a disputed land purchase in Ontario, Canada, wherein plaintiff claims Lindal Cedar Homes Inc. reneged on an agreement to purchase said parcel. This matter has been litigated in Lindal's favor in the lower court, but is presently under appeal in the higher court. The property in question has been valued in the neighborhood of $300,000 - 400,000 CDN.